UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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STERIS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STERIS CORPORATION

5960 Heisley Road ■ Mentor, Ohio 44060-1834 ■ USA

TO OUR SHAREHOLDERS:

The 2010 Annual Meeting of Shareholders of STERIS Corporation will be held at 9:00 a.m., Eastern Time, on Thursday, July 29, 2010, at STERIS Corporation, 5960 Heisley Road, Mentor, Ohio, USA. At the Annual Meeting, shareholders will be asked to elect nine directors for terms expiring at the 2011 Annual Meeting, approve the STERIS Corporation Senior Executive Incentive Compensation Plan, as amended and restated effective April 1, 2010, approve a non-binding advisory proposal regarding the Company’s executive compensation policies and procedures, and ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Management also will report on fiscal year 2010 results. We urge you to attend the meeting and to vote FOR the nominees for director listed in the following Proxy Statement, FOR approval of the STERIS Corporation Senior Executive Incentive Compensation Plan, FOR approval of the advisory proposal, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered accounting firm.

The formal notice of the Annual Meeting and the Proxy Statement containing information relative to the meeting follow this letter. We urge you to read the Proxy Statement carefully and assure that your shares will be voted by using one of the alternative methods of voting described in the Proxy Statement.

Sincerely,

WALTER M ROSEBROUGH, JR.

President and

Chief Executive Officer

JOHN P. WAREHAM

Chairman of the Board

STERIS CORPORATION

5960 Heisley Road ■ Mentor, Ohio 44060-1834 ■ USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

JULY 29, 2010

The Annual Meeting of Shareholders of STERIS Corporation (the “Company” or “STERIS”) will be held at 9:00 a.m., Eastern Time, on Thursday, July 29, 2010, at STERIS Corporation, 5960 Heisley Road, Mentor, Ohio, USA, for the following purposes:

1.    To elect nine directors to serve until the Company’s 2011 Annual Meeting of Shareholders;

2.    To approve the STERIS Corporation Senior Executive Incentive Compensation Plan as amended and restated effective April 1, 2010;

3.    To approve a non-binding advisory proposal regarding the Company’s executive compensation policies and procedures;

4.    To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011; and

5.    To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has established the close of business on June 1, 2010 as the record date for determining shareholders entitled to notice and to vote at the Annual Meeting and any adjournments.

The Company’s Annual Report to Shareholders for the year ended March 31, 2010 is available to shareholders. The Proxy Statement accompanies this Notice.

By Order of the Board of Directors,

MARK D. MCGINLEY
Secretary

June 7, 2010

PLEASE NOTE: STERIS has implemented Securities and Exchange Commission rules that allow proxy materials to be furnished to shareholders over the Internet. Whether or not you expect to be present at the Annual Meeting, please cast your vote over the Internet, by telephone, or by requesting paper proxy materials and returning the signed proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

PLEASE NOTE: Attendance at the STERIS Corporation Annual Meeting is limited to STERIS shareholders, members of their immediate families, or their formally designated representatives. Shareholders will be required to register and present appropriate picture identification in order to be admitted to the Annual Meeting. STERIS reserves the right to limit items brought to the Annual Meeting, including, without limitation, cameras, recording equipment, electronic devices, packages and other items, and to take other action for the proper, orderly and efficient conduct of the meeting.

STERIS CORPORATION

5960 Heisley Road

Mentor, Ohio 44060

440-354-2600

Annual Meeting of Shareholders

July 29, 2010—9:00 a.m. (Eastern Time)

PRELIMINARY COPY

PROXY STATEMENT

i

GENERAL INFORMATION

PROXY VOTING AND SOLICITATION OF PROXIES

This Proxy Statement was furnished on or about June 11, 2010, to the shareholders of STERIS Corporation (“STERIS” or the “Company”) of record as of the close of the stock transfer books on June 1, 2010. This Proxy Statement is provided in connection with the solicitation by the Board of Directors of proxies for the 2010 Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time, on Thursday, July 29, 2010, at STERIS Corporation (Corporate Headquarters), 5960 Heisley Road, Mentor, Ohio, USA. The cost of soliciting the proxies will be borne by the Company. Our directors, officers and employees may solicit proxies in person, by mail, by telephone, fax, or e-mail. They will not receive any additional compensation for these activities. STERIS has engaged a professional proxy solicitation firm, Georgeson Inc. (“Georgeson”), to assist in tracking voting with brokers, banks and other institutional holders. The Company will pay Georgeson a fee of approximately $8,000 for these services. Additional shareholder meeting services may be contracted for additional fees.

As permitted by rules adopted by the Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and our 2010 Annual Report available at www.proxyvote.com. If you received a Notice regarding this availability, the Notice instructs you how to access and review the Proxy Statement and the 2010 Annual Report, as well as the alternative methods to vote your shares – over the Internet, by telephone, or by mailing a completed form of proxy (if requested). If you received a Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.

If you received a printed copy of the proxy materials, the Company now offers the opportunity to electronically receive future proxy statements and annual reports over the Internet. By using these services, you are not only able to access these materials more quickly, but you are also helping STERIS save resources and reduce printing and postage costs. Online services are available to our registered and beneficial shareholders who have active email accounts and Internet access. Registered shareholders maintain shares in their own names. Beneficial shareholders have shares deposited with a bank or brokerage firm. Beneficial owners will need to complete the bank or brokerage firm process for requesting electronic delivery. If you have accounts with multiple banks and/or brokers, you will need to complete the process for each account. Upon completion of your enrollment, you will receive an email confirming your election to use the online services. Your enrollment in the online program will remain in effect as long as your account remains active or until you cancel your enrollment.

VOTING

As of the record date set by the Board of Directors (June 1, 2010), the Company had XX,XXX,XXX Common Shares outstanding and entitled to vote at the 2010 Annual Meeting, each of which is entitled to one vote. Under the Ohio General Corporation Law, the shares may be voted cumulatively in the election of directors if (a) notice in writing is given by a shareholder of record to the President, a Vice President, or the Secretary of the Company not less than 48 hours before the time fixed for holding the meeting that the shareholder desires the voting in the election to be cumulative, and (b) an announcement of the giving of the notice is made upon the convening of the meeting by the Chairman or the Secretary or by or on behalf of the shareholder giving the notice. If cumulative voting is in effect, each shareholder will have the right to cumulate the shareholder’s votes and to give one nominee a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are entitled, or the shareholder may distribute the shareholder’s votes on the same principle among two or more nominees. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed proxy will vote the shares represented by valid proxies on a cumulative basis for the election of the nominees listed on pages 4 and 5, allocating the votes among the nominees in accordance with their discretion. Pursuant to the Ohio General Corporation Law, a shareholder may revoke a proxy by giving notice to the Company in writing, in a verifiable communication, in open meeting, or by submitting a subsequent proxy.

VOTES REQUIRED TO ADOPT PROPOSALS

Common Shares represented by properly executed proxies will be voted in accordance with the specifications made thereon. If no specification is made, proxies will be voted FOR the election of the nominees named in this Proxy Statement, FOR the STERIS Corporation Senior Executive Incentive Compensation Plan, as amended and restated effective April 1, 2010, FOR the advisory proposal regarding the Company’s executive compensation policies and procedures, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Abstentions and broker non-votes are tabulated in determining the votes present at a meeting for purposes of determining a quorum. Director nominees receiving the greatest number of votes cast will be elected as directors provided a quorum is present at the meeting in person or by proxy. An abstention or a broker non-vote will have no effect with respect to the election of a director nominee. On any proposal requiring approval by a specified percentage of the Company’s Common Shares that are outstanding or that are present at the meeting, an abstention or a broker non-vote will have the same effect as a vote against approval of the proposal, as each abstention or broker non-vote will be one less vote for the proposal. An abstention or broker non-vote will have no effect on any proposal requiring only a majority of the votes cast as the abstention or broker non-vote will not be counted in determining the number of votes cast.

Stockholder votes will be tabulated by an independent inspector of elections for the Annual Meeting.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of (1) electing 9 directors to serve until the Company’s 2011 Annual Meeting of Shareholders, (2) approving the STERIS Corporation Senior Executive Incentive Compensation Plan, as amended and restated effective April 1, 2010, (3) approving a non-binding advisory proposal regarding the Company’s executive compensation policies and procedures, (4) ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011 and (5) transacting such other business as may properly come before the meeting.

The persons named in the accompanying proxy form have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as directors the 9 nominees listed on pages 4 and 5, to approve the STERIS Corporation Senior Executive Incentive Compensation Plan, as amended and restated effective April 1, 2010, to approve the advisory proposal, and to ratify the appointment of Ernst & Young LLP.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors (sometimes referred to as the “Board”) currently has nine members. On April 27, 2010, the Board, upon recommendation of the Compensation and Corporate Governance Committee, confirmed that the size of the Board shall be established at nine and unanimously nominated the nine current directors for re-election to the Board at the Annual Meeting.

The directors elected at the Annual Meeting will hold office until the 2011 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the accompanying proxy form intend to vote the proxies held by them for the election of the nine nominees named below. The Board has no reason to believe that any of the nominees will be unable to serve as a director. In the event, however, of the death or unavailability of any nominee or nominees, a proxy with a vote for such nominee or nominees will be voted for such other person or persons as the Board may recommend unless the Board, in response to the death or unavailability, chooses to reduce the size of the Board or the number of directors, or take other action.

PROPOSAL 1: To elect Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood as directors for terms expiring at the 2011 Annual Meeting of Shareholders.

Ms. Feldmann, Drs. Kosecoff, Sohi and Wood and Messrs. Breeden, McMullen, Rosebrough, Wareham and Wilson were all last elected as directors by the shareholders at the 2009 Annual Meeting for terms expiring at the 2010 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF RICHARD C. BREEDEN, CYNTHIA L. FELDMANN, JACQUELINE B. KOSECOFF, KEVIN M. MCMULLEN, WALTER M ROSEBROUGH, JR., MOHSEN M. SOHI, JOHN P. WAREHAM, LOYAL W. WILSON AND MICHAEL B. WOOD.

NOMINEES FOR ELECTION AS DIRECTORS

As to all the nominees, the following provides their age, the year in which each became a STERIS director, their principal occupations and recent employment history, and any directorships held during the past five years in companies having securities registered pursuant to the Securities Exchange Act of 1934 during the last five years.

Richard C. Breeden, age 60, director since April 2008, and Chairman and Chief Executive Officer of Breeden Capital Management LLC, the manager of a series of affiliated investment funds, since 2005. He has also served since 1996 as Chairman of Richard C. Breeden & Co., LLC, a professional services firm specializing in strategic consulting, financial restructuring and corporate governance advisory services. Mr. Breeden has also been assigned as Monitor of a KPMG LLP practice area on behalf of the U.S. Department of Justice, an assignment that began in 2005. Mr. Breeden served as Chairman of the U.S. Securities and Exchange Commission from 1989-1993. He currently serves as non-executive Chairman of the Board of H&R Block, Inc. and as a director of Zale Corporation. Mr. Breeden previously served on the Boards of Applebees’s International, Inc. and Banco Bilbao Vizcaya Argentaria, S.A. of Spain.

Cynthia L. Feldmann, age 57, director since March 2005, and President and Founder of Jetty Lane Associates, a consulting firm, since December 2005. Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP from November 2003 to September 2005. From September 2002 to November 2003 Ms. Feldman was involved in a variety of personal business matters. From 1994 to 2002, Ms. Feldman was employed by KPMG LLP, primarily serving as Partner-in-Charge of its National Medical Technologies Practice. From 1986 to 1994, Ms. Feldmann was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP), and during that time was named Partner-in-Charge of its Life Sciences practice. Ms. Feldmann is a director of Hanger Orthopedic Group, Inc. She previously served on the Board of Hayes Lemmerz International, Inc.

Jacqueline B. Kosecoff, age 61, director since October 2003, and Chief Executive Officer of Prescriptions Solutions, a UnitedHealth Group’s Pharmacy Benefits Management and Consumer Health Products company, since October 2007. Dr. Kosecoff served as Chief Executive Officer of Ovations Pharmacy Solutions, UnitedHealth Group company, from December 2005 to October 2007. From July 2002 to December 2005, Dr. Kosecoff served as Executive Vice President, Specialty Companies, of PacifiCare Health Systems, Inc., one of the nation’s largest consumer health organizations. From 1998 to 2002, Dr. Kosecoff was President and Founder of Protocare, Inc., a firm involved in the development and testing of drugs, devices, biopharmaceutical and nutritional products, and consulting and analytic services. Dr. Kosecoff is a director of Sealed Air Corporation and CareFusion Corporation.

Kevin M. McMullen, age 49, director since July 2000, and Chairman of the Board, Chief Executive Officer, and President of OMNOVA Solutions Inc., a major innovator of decorative and functional surfaces, emulsion polymers, and specialty chemicals, since February 2001. Mr. McMullen was President of GenCorp Inc.’s Decorative & Building Products business unit from 1996 until GenCorp’s spin-off of OMNOVA in 1999. Mr. McMullen became President and Chief Operating Officer of OMNOVA in 2000, and Chairman, Chief Executive Officer and President of OMNOVA in 2001. Before joining GenCorp, Mr. McMullen was employed by General Electric Corporation in its Commercial & Industrial Lighting business from 1993 to 1996.

Walter M Rosebrough, Jr., age 56, director and President and Chief Executive Officer of STERIS Corporation since October 2007. Prior to his employment with STERIS, Mr. Rosebrough served from February 2005 to September 2007 as President and CEO of Coastal Hydraulics, Inc., a company he purchased in 2005. From January 2003 until February 2005, Mr. Rosebrough was involved in a variety of personal business matters including the purchase of Coastal Hydraulics. From 2000 to 2003, he was President and CEO of Vasocor, Inc., a start-up focused on the development of medical devices to detect atherosclerosis. Prior to Vasocor, Mr. Rosebrough spent nearly 20 years in the healthcare industry in various roles as a senior executive with Hillenbrand Industries, Inc., a worldwide provider of medical equipment and related services, including President and CEO of Support Systems International, President and CEO of Hill-Rom, and Executive Vice President of Hillenbrand.

Mohsen M. Sohi, age 51, director since July 2005, and President and Chief Executive Officer of Freudenberg-NOK General Partnership, a joint venture between Freudenberg & Co. of Germany and NOK Corp. of Japan, since March 2003. Freudenberg-NOK is a supplier of sealing, noise and vibration control products to automotive and other industries. From January 2001 to March 2003, Dr. Sohi was with NCR Corporation, a leading global technology company, most recently as the Senior Vice President, Retail Solutions Division. Prior to NCR, Dr. Sohi was with Honeywell International Inc. and its pre-merger constituent, Allied Signal, Inc., providers of aerospace, automation & control solutions, specialty materials and transportation systems, for 14 years, serving from July 2000 to January 2001 as President, Honeywell Electronic Materials. Dr. Sohi is a director of Aviat Networks, Inc. (formerly known as Harris Stratex Networks, Inc.). Dr. Sohi previously served on the Board of Hayes Lemmerz International, Inc.

John P. Wareham, age 68, director since November 2000. Mr. Wareham was appointed Chairman of the Board of Directors of STERIS in May 2005. In April 2005, Mr. Wareham retired as Chairman of the Board and Chief Executive Officer of Beckman Coulter, Inc., a leading provider of laboratory systems and complementary products used in biomedical analysis, a position which he held since February 1999. Previously Mr. Wareham served as President and Chief Operating Officer of Beckman Coulter, a position he assumed in 1993. Mr. Wareham is a director of ResMed Inc. Mr. Wareham previously served on the Boards of Beckman Coulter, Inc., Greatbatch, Inc. and Accuray Incorporated.

Loyal W. Wilson, age 62, director since 1987, and Managing Director of Primus Capital Partners, Inc., a private equity investment and management firm, since 1994 and a Managing Partner of Primus Venture Partners, L.P. since 1983. Primus companies are investors in established, high growth firms in the business services, healthcare and education industries. Mr. Wilson previously served on the Boards of Marlin Business Services Corp. and Corinthian Colleges, Inc.

Michael B. Wood, age 66, director since October 2004, and a consultant physician at the Mayo Clinic in Jacksonville, Florida from August 2004 to October 2008. Dr. Wood also previously served as a Professor of Orthopedics at the Mayo Clinic College of Medicine. Dr. Wood served from June 2004 to August 2004 as a staff orthopedic surgeon at Luther-Midelfort Clinic in Eau Claire, Wisconsin. Dr. Wood served as President Emeritus of the Mayo Foundation from February 2003 until February 2004, and President and CEO of the Mayo Foundation from 1999 to 2003. The Mayo Foundation is a charitable, not-for-profit organization based in Rochester, Minnesota, and is the parent corporate entity of the Mayo Clinics in Minnesota, Florida and Arizona. Dr. Wood is a director of Cubist Pharmaceuticals, Inc.

The Board of Directors believe that each of the director nominees has the necessary personal and professional ethics, integrity, experience, commitment, judgment, diversity of background, and other attributes to make them well qualified to serve as a director of STERIS. For example, the extensive experience and background of these nominees includes:

•	Mr. Breeden’s experience as Chairman of the U.S. Securities and Exchange Commission and as a director of several public companies;

•	Ms. Feldmann’s experience as Partner-in-Charge of a national medical technologies practice and Life Sciences practice for Big Four CPA firms and director of publicly traded companies;

•	Dr. Kosecoff’s experience as a Chief Executive Officer for a number of large healthcare organizations and publicly traded companies.

•	Mr. McMullen’s experience as Chairman and Chief Executive Officer of a publicly traded company.

•	Mr. Rosebrough’s experience as President and Chief Executive Officer for several corporations and many years as a senior executive in the healthcare industry.

•	Dr. Sohi’s experience as President and Chief Executive Officer of an international industrial company, director of a publicly traded company and international operating experience.

•	Mr. Wareham’s many years as Chairman and Chief Executive Officer of a publicly traded corporation in the biomedical field, as well as other senior executive and board of director positions.

•	Mr. Wilson’s many years experience as Managing Director of a private equity investment and management firm.

•	Dr. Wood’s experience as President and CEO of one of the most prestigious medical organizations in the world.

The Board believes these diverse and complimentary backgrounds, and the depth of experience of each of the director nominees, makes each of them well qualified.

PROPOSAL 2 – APPROVAL OF THE STERIS CORPORATION SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2010

The Board recommends a vote for approval of the STERIS Corporation Senior Executive Incentive Compensation Plan, as Amended and Restated Effective April 1, 2010. The purpose of the Senior Executive Incentive Compensation Plan (“Plan”) is to attract and retain key executives for the Company and its subsidiaries and to provide such persons with incentives for superior performance. Incentive compensation payments made under the Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Generally, Section 162(m) prevents a “publicly-held corporation” from receiving a federal income tax deduction for compensation in excess of $1 million for any year paid to a company’s principal executive officer or any one of the three most highly compensated other executive officers (except the chief financial officer), unless that compensation is performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the material terms of the plan under which the compensation is paid be approved by the company’s shareholders, and that any plan so approved be reapproved by the company’s shareholders every five years after the original approval (if the plan compensation committee has authority to change targets) or be reapproved by the shareholders if material terms of the plan are modified. The Plan was initially approved by the Company’s shareholders at their 2005 annual meeting and the Plan, as amended and restated, includes modifications to some of the original terms of the Plan, some of which may be material. If approved by the Company’s shareholders at the 2010 Annual Meeting, the Plan, as amended and restated, would be effective April 1, 2010.

To qualify under Section 162(m), the Plan restricts the Compensation and Corporate Governance Committee of the Board from exercising discretion in making incentive compensation adjustments to meet individual circumstances and reflect the outcome of individual performance to the extent required by Section 162(m). The Plan also requires the Compensation and Corporate Governance Committee to use goals and formulas that could be verified by an independent third party, without the exercise of discretion. However, the Plan does authorize the Compensation and Corporate Governance Committee to exercise discretion to reduce the amount of compensation that might otherwise be payable under the Plan.

Summary of Terms. The following is a summary of the terms of the Plan, as amended and restated, and is qualified in its entirety by reference to the complete text of the Plan, which is set forth in Appendix A.

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Administration. The Plan is administered by the Compensation and Corporate Governance Committee or any other committee appointed by the Board to administer the Plan (consisting of at least two directors, each of whom must be an “outside director” within the meaning of Section 162(m)). In administering the Plan, the Compensation and Corporate Governance Committee has full power and authority to interpret and administer the Plan and has the exclusive right to establish Performance Objectives (as defined below) and the amount of incentive compensation payable upon achievement of such objectives, subject to the limitations contained in the Plan.

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Eligible Executive. Participation in the Plan will be limited to “Eligible Executives,” which are defined as the Company’s Chief Executive Officer and any other executive officer or other employee of the Company or a subsidiary designated by the Compensation and Corporate Governance Committee. It is anticipated that only those employees whose compensation might create Section 162(m) issues for the Company will be selected for participation. For the Company’s 2011 fiscal year, it is anticipated that there will be only one Eligible Executive—the Company’s President and Chief Executive Officer—participating in the Plan.

•	Performance Objectives. An Eligible Executive’s right to receive compensation under the Plan depends on achievement of one or more specified “Performance Objectives”. Performance Objectives may be

described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the subsidiary, division, department or function within the Company or one or more subsidiaries in which the Eligible Executive is employed or for which the Eligible Executive has responsibilities. The Performance Objectives shall be limited to specified levels of Company (or subsidiary, division, department or function) performance, or such performance relative to peer company performance, in one or more, or a combination, of the following: earnings per share, return on invested capital, return on total capital, return on assets, return on equity, total shareholder return, stock value, net income, revenue, free cash flow, cash flow, operating profit, gross margin and/or contribution margin, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, productivity improvement, and expense or liability reduction.

•	Awards.

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Not later than the 90th day of each fiscal year, the Compensation and Corporate Governance Committee shall establish the Performance Objectives for all Eligible Executives and the amount of incentive compensation payable (or formula for determining such amount) upon full achievement of the specified Performance Objectives. The Compensation and Corporate Governance Committee may further specify in respect of the specific Performance Objectives a minimum acceptable level of achievement below which no incentive compensation payment will be made and set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specific Performance Objectives or exceeds full achievement of the specified Performance Objectives. The Compensation and Corporate Governance Committee may not modify any terms of awards established for a particular fiscal year, except in connection with the death or disability of an Eligible Executive or a Change of Control (as defined in the Plan) or to the extent that after such modification the incentive compensation would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m).

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A Change of Control may include any person or group becoming the beneficial owner of 50% or more (or in some cases as little as 15%) of the Company’s then outstanding Common Shares, the commencement or public announcement of a tender offer for 15% or more of the Company’s Common Shares; certain changes in a majority of the Board membership within a 24-month period; the consummation of certain mergers or consolidations, or dispositions of all or substantially all of the assets or the Company; or a person’s proposal of a “Control Share Acquisition” of the Company within the meaning of the Ohio General Corporation Law.

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The Compensation and Corporate Governance Committee retains the discretion to reduce the amount of any incentive compensation that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

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Notwithstanding any other provision of the Plan to the contrary, the incentive compensation paid to an Eligible Executive under the Plan for a fiscal year shall not exceed two and one-half (2 1/2) times the annual base salary of the Eligible Executive, and in no event shall such incentive compensation exceed $2,500,000.00.

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Committee Certification. As soon as practicable after the end of each fiscal year, the Compensation and Corporate Governance Committee shall determine whether and the extent to which the Performance Objectives have been achieved and the amount of the incentive compensation to be paid to each Eligible Executive for such fiscal year and shall document such determinations. Any incentive compensation payable in respect of any fiscal year must be paid no later than 2 1/2 months after the end of the fiscal year.

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“Clawback” Provision. Should the Company’s financial statements for any fiscal year beginning with fiscal year 2011 be restated due to material noncompliance with financial reporting requirements, as a result of intentional misconduct of an Eligible Executive, the Compensation and Corporate Governance

Committee has the discretion to require the Eligible Executive to return or forfeit, as applicable, all or a portion of his incentive award or payment for that fiscal year up to the amount by which the incentive award or payment exceeded the amount that would have been payable had the Company’s financials statements been initially filed as restated, as determined by the Compensation and Corporate Governance Committee. Recovery may be effected through a variety of means, as determined by the Compensation and Corporate Governance Committee.

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Amendment and Termination. The Compensation and Corporate Governance Committee may amend the Plan from time to time, subject to certain Plan limitations and provided that any such amendment is subject to shareholder approval to the extent required to satisfy Section 162(m). The Compensation and Corporate Governance Committee may also terminate the Plan, on a prospective basis only, at any time.

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Effective Date. Subject to its approval by the shareholders, the Plan, as amended and restated, shall become effective for Company fiscal years beginning on and after April 1, 2010 and remain effective until the first meeting of the Company’s shareholders in calendar year 2015, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m).

Material Changes. Changes to the Plan, as amended and restated, that may be deemed material include the five year extension of the term of the Plan, the provision permitting modification of an award because of death, disability or Change of Control, an increase from $2.0 million to $2.5 million in the size of the maximum permissible award and the “clawback” provision.

Plan Benefits. Since the Plan affords the Compensation and Corporate Governance Committee discretion in selecting Eligible Employees and establishing target incentive compensation (subject to the maximum annual limit per person noted above), it is not possible to determine the amount of the benefits that may become payable under the Plan in respect of 2011 and succeeding fiscal years. The incentive compensation payable under the Plan to the Company’s President and CEO in respect of the Company’s 2010 fiscal year is shown under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Federal Income Tax Consequences. Under present federal income tax law, a Plan participant will be taxed at ordinary income rates on the amount of any payment received pursuant to the Plan. Generally, and subject to the provisions of Section 162(m), the Company will receive a federal income tax deduction corresponding to the amount of income recognized by a Plan participant.

2011 Awards. The Compensation and Corporate Governance Committee has established the performance objectives for Eligible Employees and the parameters for amounts of incentive compensation payable upon achievement of the performance objectives, subject to shareholder approval of the Plan.

PROPOSAL 2: To approve the STERIS Corporation Senior Executive Incentive Compensation Plan, as Amended and Restated Effective April 1, 2010.

Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE STERIS CORPORATION SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2010.

PROPOSAL 3 – APPROVAL OF A NON-BINDING ADVISORY PROPOSAL REGARDING THE COMPANY’S EXECUTIVE COMPENSATION POLICIES AND PROCEDURES.

We believe that our compensation policies and procedures are based on a pay-for-performance philosophy and are aligned with the long-term interests of our shareholders. However, to obtain the specific input of shareholders with respect to these policies and procedures, the Board of Directors approved the inclusion of a proposal in this Proxy Statement which provides shareholders with the right to cast a non-binding advisory vote regarding our executive compensation program.

This proposal, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to provide your input—to endorse or not endorse—our executive compensation policies and procedures. We strongly encourage you to carefully review the Compensation Discussion and Analysis and tabular compensation disclosures beginning on page 21 of this Proxy Statement. Thereafter, we request your input on our compensation policies and procedures through the following resolution:

“Resolved, that the shareholders approve the overall executive compensation policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation and Corporate Governance Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

PROPOSAL 3: To approve a non-binding advisory proposal regarding the Company’s executive compensation policies and procedures.

Proxies will be voted to approve this Proposal 3 regarding the executive compensation policies and procedures employed by the Compensation and Corporate Governance Committee, as described in the Compensation Discussion and Analysis in this Proxy Statement, and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure in this Proxy Statement), in the absence of instructions to the contrary.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF A NON-BINDING ADVISORY PROPOSAL REGARDING THE COMPANY’S EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION POLICIES AND PROCEDURES.

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been reappointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011 by the Audit and Financial Policy Committee of the Board. The Board recommends ratification of this appointment by the shareholders.

PROPOSAL 4: To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

Approval of Proposal 4 will require the affirmative vote of the holders of a majority of the Common Shares represented in person or by proxy and entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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UNLESS OTHERWISE SPECIFIED, THE PROXY HOLDERS WILL VOTE FOR PROPOSALS 1, 2, 3 AND 4.

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VOTING ON OTHER MATTERS

We have no knowledge of any other matters to be presented for vote to the shareholders at the Annual Meeting. In the event other matters do properly come before the meeting, the persons named in the proxy form will vote in accordance with their judgment on such matters.

BOARD OF DIRECTORS INFORMATION

BOARD MEETINGS AND COMMITTEES

Our Board of Directors met fifteen times during the fiscal year ended March 31, 2010. The Board has established three standing committees of the Board – the Audit and Financial Policy Committee, the Compensation and Corporate Governance Committee, and the Compliance Committee. Each committee has adopted a written charter that may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy of each charter will also be made available upon a request sent to the Company’s Secretary. From time to time, our Board has also established various special committees.

Audit and Financial Policy Committee

Ms. Feldmann, Dr. Sohi and Mr. Wilson are the current members of the Audit and Financial Policy Committee (sometimes referred to as the “Audit Committee”). The Audit Committee provides oversight relating to the Company’s financial statements and financial reporting process, our systems of internal accounting and financial controls, the internal audit process, the annual independent audit process of annual financial statements, and investment and financial policies and related matters. SEC rules provide that only a person who meets certain independence criteria may serve on the audit committee of a public company. The Board has determined that Ms. Feldmann, Dr. Sohi and Mr. Wilson each meet those independence criteria for audit committee members and that all such members also are independent within the meaning of the NYSE listing standards. The Board has further determined that Ms. Feldmann qualifies as an “audit committee financial expert” in accordance with Item 407(d)(5)(ii) of Regulation S-K as a result of the Board’s examination of her education, public accounting firm experience, other board and audit committee experiences and prior STERIS Audit Committee experience. Ms. Feldmann graduated from Boston College in 1975 with a BS degree in Accounting and became a Certified Public Accountant in 1979. She was employed by Coopers & Lybrand (now PricewaterhouseCoopers), was admitted to the partnership in 1986, and was subsequently named Partner-in-Charge of its Life Sciences practice. From 1994 to 2002, Ms. Feldman was employed by KPMG, primarily serving as Partner-in-Charge of its National Medical Technologies Practice. During her employment with these public accounting firms, Ms. Feldmann was in charge of and actively supervised the audits of numerous public companies in many of the same industries in which STERIS participates. In addition, Ms. Feldmann serves on the audit committee of other U.S. public companies. Based on Ms. Feldmann’s education, experience in preparing, auditing and evaluating financial statements, and extensive audit and audit committee experience, the Board of Directors determined that Ms. Feldmann qualifies as an “audit committee financial expert” as defined by applicable regulation.

The Audit and Financial Policy Committee met eight times during the last fiscal year. A copy of the Audit and Financial Policy Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Compensation and Corporate Governance Committee

Messrs. McMullen, Breeden and Wareham are the current members of the Compensation and Corporate Governance Committee (sometimes referred to as the “Compensation Committee”). The Compensation and Corporate Governance Committee is responsible for the Company’s general compensation philosophy for senior management, including approval of the compensation of the President and Chief Executive Officer and elements of other senior management compensation. The Compensation Committee’s approval is required for equity grants to the named executive officers and other executive officers under the Company’s 2006 Long-Term Equity Incentive Plan and annual performance bonus payments under the Company’s Incentive Compensation Plan and Senior Executive Incentive Compensation Plan. In making these decisions, the Compensation Committee considers the recommendations of the President and Chief Executive Officer and the Committee’s compensation consultant. The Compensation Committee also is responsible for the Company’s compensation philosophy for the directors, reviews director compensation in relation to certain other companies, and discusses this review with and makes recommendations to the Board. The Compensation Committee is authorized to and has regularly retained compensation consultants and other advisors to assist with the discharge of its responsibilities. A more detailed description of this process is located under “Executive Compensation – Compensation Discussion and Analysis,” beginning on page 21.

In addition, the Compensation Committee makes recommendations to the Board of Directors concerning the composition, structure and operation of the Board and Board nominee recommendations, in this respect performing nominating committee functions. Finally, it develops and recommends to the Board corporate governance principles for the Company and oversees the process for evaluation of the Board and senior management. All members of the Compensation Committee are independent, within the meaning of the NYSE listing standards, and have no interlocking relationships with the Company, within the meaning of SEC rules. The Compensation and Corporate Governance Committee met six times during the last fiscal year. A copy of the Compensation and Corporate Governance Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Compliance Committee

Mr. Rosebrough and Drs. Kosecoff and Wood are the current members of the Compliance Committee. The Compliance Committee provides oversight relating to legal and regulatory matters, compliance with applicable laws and regulations, and compliance programs and policies. The Compliance Committee met two times during the last fiscal year and is scheduled to meet quarterly in FY2011. A copy of the Compliance Committee’s charter may be found at http://www.steris.com/about/ir/corpgovbridge.cfm. A copy will also be made available upon a request sent to the Company’s Secretary.

Meetings

Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served while in office during the last fiscal year.

The Board of Directors and each of its standing Committees has oversight with respect to business risks identified by the Company or risks which the Directors may be familiar with based on their experience. However, management of the Company is responsible for the operation of the business and the identification and reasonable management of risk that may arise in the course of our business. Management must provide the appropriate control environment, and procedures and programs to identify, detect, and reasonably manage, risks encountered by the Company. The Board and Committee will provide oversight and make inquiry regarding various risk matters, and are entitled to rely on information, opinions, reports or statements, including financial statements and other data prepared or presented by officers or employees of the Company, legal counsel, independent accountants, or other professional or expert advisors. In providing this oversight, it is recognized that Board or Committee members are not employees of the Company and, as such, it is not their duty or responsibility to conduct risk-related audits or implement risk-related procedures.

Summary Table of Meetings

The following table summarizes the membership of the Board and of each of its Committees during fiscal 2010, as well as the number of times the Board and each Committee met during fiscal 2010.

GOVERNANCE GENERALLY

Our business is managed by our employees under the oversight of the Board of Directors. Except for Mr. Rosebrough, none of the Board members was an employee of the Company during fiscal 2010. The Board limits membership of the Audit and Financial Policy Committee and Compensation and Corporate Governance Committee to persons determined to be independent non-management directors.

The Board of Directors has established Governance Guidelines that, along with the charters of the Board committees, the Company’s Code of Business Conduct for Employees and the Director Code of Ethics, provide the framework for the governance of the Company. Our Governance Guidelines, Code of Business Conduct for Employees, Director Code of Ethics, Board Committee charters and other corporate governance information are available on the Corporate Governance page under the Investor Relations section of the Company’s website at http://www.steris.com/about/ir/corpgovbridge.cfm. Any shareholder also may request these items in print, without charge, by contacting the Corporate Secretary at STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060.

The Board of Directors has charged the Compensation and Corporate Governance Committee with helping the Company to remain in the forefront of good corporate governance. The Compensation and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the Board of Directors in connection with the Company’s governance principles and practices.

Independence Standards

The Board believes that independent directors must comprise a substantial majority of the Board. It is expected that at least two-thirds of the Board should be independent. Under our Governance Guidelines, an independent director is one who meets the definition of independence as defined by NYSE listing requirements. A director will not be considered independent if he or she has a material relationship with the Company. Generally, the Board will not consider a director to be independent under the following circumstances:

•

The director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer, of the Company;

•

The director or an immediate family member has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

(a) The director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the director is a current employee of such a firm; (c) the director has an immediate family member who is a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another entity where any of the present executive officers at the same time serves or served on that entity’s compensation committee;

•

The director is a current employee, or an immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such entity’s consolidated gross revenues; or

•

The director is an executive officer of a charitable organization and, within the last three years, the Company’s charitable contributions in any year to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues.

Based upon the foregoing criteria, the Board of Directors has determined that the following directors are independent: Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, Kevin M. McMullen, Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

Related Person Transactions

Since the beginning of fiscal 2010, we have not been a participant in, and there are not currently proposed, any related person transactions (within the meaning of, and required to be disclosed under, Item 404(a) of Regulation S-K).

Our Director Code of Ethics provides that STERIS directors may not receive any loans, consulting fees, or other material personal profit or benefit in connection with any transaction involving STERIS, other than compensation, expense payments and committee fees as a director (or in the case of a director employed by the Company, compensation as an employee), as approved by the full Board. Other than such payments, a director must disclose to the Company’s General Counsel any transaction, or proposed transaction, between a STERIS entity and the director, a member of the director’s immediate family, or a business the director or an immediate family member owns, controls, or has a substantial interest in. Directors also may not have a personal or family financial interest in any STERIS supplier, customer, consultant, reseller or competitor that has a reasonable potential for causing a conflict of interest or divided loyalty, or resulting in material personal gain.

Our Code of Business Conduct for Employees requires that relationships with third parties, as well as all business decisions, be based on what is required by law and in the best interests of STERIS, and not be motivated or influenced by personal considerations. This Code also requires that employees discuss with their supervisor or the STERIS Legal Department any activity that might create a conflict of interest, including personal financial interests that might reasonably affect their business judgment on behalf of the Company. Our Conflicts of Interest Policy also contains prohibitions with respect to conflicts of interest or transactions involving personal financial gain.

In addition, our Board has adopted a policy with respect to related party transactions. In general, this policy requires that all transactions or proposed transactions between the Company and a related party that exceed $120,000 and in which the related party has a direct or indirect material interest, be disclosed to and ratified or approved by the Compensation and Corporate Governance Committee or by disinterested members of our full Board. Under this policy, related parties include all of our Directors and executive officers and their immediate family members, and entities owned (more than 5% ownership) by a Director, executive officer or their immediate family members. In fiscal year 2010, there were no related party transactions between us and related parties that required ratification or approval under this policy.

GOVERNANCE GUIDELINES

Our Board adopted its Governance Guidelines to assist primarily with the proper management and governance of the activities of the Board. The following is a summary of those Guidelines. A complete copy of the Governance Guidelines may be found at http://www.steris.com/about/ir/corpgovbridge.cfm.

Director Retirement—Unless otherwise approved by the Board, a director is expected to retire from the Board at the first Shareholders’ Meeting following the director’s 72nd birthday.

Annual Meeting of Shareholders—The Board of Directors encourages all of its members to attend the Annual Meeting of Shareholders. All of the current directors were present at the 2009 Annual Meeting of Shareholders.

Executive Sessions—The independent directors of the Board will meet separately as a group at least every other regularly scheduled Board meeting. The Chairman or Lead Director (if the Chairman is not

independent) will assume the chair of the meetings of independent directors and assume such further tasks as set forth in the Governance Guidelines and as the independent directors may determine from time to time. As indicated under “Independence Standards” above, the current Chairperson has been determined to be independent.

Authority—Each member of the Board has complete and open access to management. Board members are expected to use their judgment so as to not distract management from the day-to-day operation of the Company. The Board and each committee have the authority to obtain advice, reports or opinions from internal and external counsel and expert advisors and have the power to hire independent legal, finance and other advisors as they may deem necessary, without consulting with, or obtaining approval from, any officer in advance.

Board and Committee Evaluations—The Board has conducted annual self-evaluations as well as individual director evaluations to assess the effectiveness of the Board and its members. The Chairman (or Lead Director, if the Chairman is not independent) and the Compensation and Corporate Governance Committee coordinate these evaluations. The individual results are reviewed with the individual director and the Board self-evaluation is reviewed with the full Board. The purpose of these self-evaluations is to increase the effectiveness of the Board and each committee, as well as their individual members. Changes in Board compensation, if any, are to be evaluated and recommended by the Compensation and Corporate Governance Committee, but require the concurrence of the full Board.

New Director Orientation—All new directors will be provided an orientation to acquaint them with the Company’s business, strategies, long-range plans, financial statements, the Governance Guidelines, and the Director Code of Ethics. The orientation may also introduce new directors to our senior management, internal auditor, and independent auditor. In addition, from time to time, directors will receive information and updates on legal and regulatory changes that affect the Company, its employees and the operation of the Board. The Compensation and Corporate Governance Committee will from time to time make other recommendations regarding further educational opportunities for directors.

Attendance at Meetings—In order to effectively oversee management, all directors are expected to attend Board meetings and meetings of committees of which they are members. In discharging this oversight obligation, directors may reasonably rely on the integrity of management and the independent auditor. Directors who attend less than 75% of Board meetings and meetings of committees of which they are members for two consecutive years will be subject to assessment by the Board to determine continued eligibility for directorship.

Shareholder Communications—Shareholders and other interested parties may communicate with the Board of Directors as a group, with the non-management directors as a group, or with any individual director by sending written communications to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Secretary. Complaints regarding accounting, internal accounting controls, or auditing matters will be forwarded directly to the chairperson of the Audit and Financial Policy Committee. All other communications will be provided to the individual directors or group of directors to whom they are addressed. Communications that are considered to be improper for submission to the intended recipients will not be provided to the directors. Examples of communications that would be considered improper for submission include, without limitation, solicitations, routine customer matters, communications that do not relate, directly or indirectly, to our business and communications that relate to improper or irrelevant topics.

Ethics Phone line—Employees have been instructed that if they have any questions or concerns about compliance with the Company’s Policies, applicable laws, or principles as outlined in the STERIS Code of Business Conduct, or are unsure of the “right thing” to do, they should talk with their supervisor, their local or Corporate Human Resources department personnel, STERIS’s Vice President and Chief Compliance Officer, Internal Audit or the STERIS Legal Department, or call the STERIS Ethics Line.

The STERIS Ethics Line does not replace other communication channels already in place. However, if employees have an issue regarding an ethics or compliance related matter, or have observed something that seems to be a violation of the Company’s Policies, and they believe they cannot communicate effectively using existing internal channels, they are instructed by the Code of Business Conduct to call the STERIS Ethics Line. Reports on the STERIS Ethics Line may be made anonymously and without reprisals for matters reported in good faith.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been appointed as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010, by the Audit and Financial Policy Committee of the Board of Directors. A representative of Ernst & Young LLP is expected to be present at the 2010 Annual Meeting with an opportunity to make a statement if so desired and to answer appropriate questions with respect to that firm’s audit of the Company’s financial statements and records for the fiscal year ended March 31, 2010.

The Audit and Financial Policy Committee has adopted policies and procedures which are intended to control the services provided by Ernst & Young LLP and to monitor their continuing independence. Under these policies, the Audit and Financial Policy Committee must pre-approve all services performed by Ernst & Young LLP. In addition, the Audit and Financial Policy Committee may delegate authority to grant certain pre-approvals to a member of the Committee. Pre-approvals granted by a member of the Committee are reported to the full Audit and Financial Policy Committee at its next regularly scheduled meeting.

The aggregate fees billed for professional services by Ernst & Young LLP for the fiscal years ended March 31, 2010 and March 31, 2009 were:

	Years Ended March 31,
Type of Fees	2010	2009
	(in thousands)
Audit Fees	$2,074	$2,164
Audit-Related Fees	136	54
Tax Fees	3	103
All Other Fees	0	0
Total	$2,213	$2,321

All of the services provided by Ernst & Young LLP were pre-approved in accordance with the Audit and Financial Policy Committee’s pre-approval policies and procedures described above. In the above table, “Audit Fees” are fees paid to Ernst & Young LLP for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for the audit of the Company’s internal control over financial reporting and for services that are provided by the accountant in connection with statutory audits; “Audit-Related Fees” include fees billed by Ernst & Young LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, benefit plan audits and advisory services; and “Tax Fees” include fees for tax compliance, tax advice and tax planning.

REPORT OF THE AUDIT AND FINANCIAL POLICY COMMITTEE

The Board of Directors of the Company has adopted a written Audit and Financial Policy Committee charter. The Audit and Financial Policy Committee has been established in accordance with the Securities Exchange Act of 1934. Based on the review and determination of the Board, members of the Audit and Financial Policy Committee meet the financial literacy and independence criteria to serve on the audit committee of a public company.

The Audit and Financial Policy Committee has reviewed and discussed with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010. The Audit and Financial Policy Committee has also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to the Statement on Accounting Standards No. 61, as amended (Codification of Statements on Auditing Standards, Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Financial Policy Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit and Financial Policy Committee concerning independence, and has discussed with Ernst & Young LLP their independence. The Audit and Financial Policy Committee has also concluded that Ernst & Young LLP’s provision of non-audit services to the Company is compatible with their independence.

Based on the review and discussions referred to above, the Audit and Financial Policy Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 filed with the Securities and Exchange Commission.

Audit and Financial Policy Committee of the Board of Directors

Cynthia L. Feldmann – Chairperson

Mohsen M. Sohi

Loyal W. Wilson

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation and Corporate Governance Committee Overview

The Compensation and Corporate Governance Committee of our Board of Directors, which we refer to throughout this Compensation Discussion and Analysis as the Committee, was comprised of three members in fiscal 2010. Each member satisfied the independence standards of the rules of the New York Stock Exchange. The Committee is responsible for approving the compensation of the President and Chief Executive Officer (which we refer to as CEO) and senior management, and our general compensation philosophy. The Committee also approves annual equity grants under our equity incentive compensation plan for eligible employees, as well as the maximum amount payable under our annual cash bonus plans, based upon performance criteria established by the Committee under those plans. The Committee regularly has retained compensation consultants and other advisors to assist with its responsibilities.

General Compensation Philosophy

Our management compensation programs are designed to support and promote the achievement of our goals and objectives by helping to recruit and retain executive talent required to successfully manage our business. Our management compensation programs seek to align compensation with individual and Company performance to achieve the goals and objectives of the business by providing and balancing incentives for annual financial performance as well as the generation of long-term value, growth and profitability. Therefore, management compensation is generally structured to provide a significant portion of the compensation opportunity on the basis of the long-term performance of STERIS stock, as well as business performance and other factors that influence shareholder value.

The Committee believes that it must maintain flexibility in establishing compensation practices to allow it to address compensation trends, competitive issues, business needs, industry and the broader economic environment, and special situations that will be encountered in the recruitment, retention, and promotion of employees. Therefore, the compensation practices approved by the Committee will likely vary from year to year and from person to person, depending on the particular circumstances.

Process for Determining Senior Management Compensation

Senior management compensation is generally reviewed and established on an annual basis by the Committee. Our fiscal year ends on March 31. Therefore, Committee members typically begin the assessment of compensation for senior management in March (the last month of the fiscal year). The Committee typically meets again in April and/or May (early in the new fiscal year) to evaluate performance of the Company and our named executive officers and, based on that evaluation, establish bonus amounts for the recently completed fiscal year, and finalize base salaries, set bonus criteria, and approve equity awards for senior management for the new fiscal year.

Towers Watson (formed as a result of a merger between Towers Perrin and Watson Wyatt) assists with the annual compensation reviews, providing historical and prospective views regarding total compensation for our executive officers. The compensation consultant reports to the Committee and is charged with providing the Committee with competitive pay data and compensation trends, analysis and recommendations. Base salaries, cash bonus levels, equity compensation, and total compensation of senior management are examined against data from multiple sources and surveys developed and provided by the compensation consultant, as described below. The Committee generally targets the payment of base salaries, cash bonuses and equity compensation within a range of 25% around the midpoint of those components. This is a guideline around which there is likely to be variation, depending on individual factors and business results. Factors used in the process of assessing and determining senior management compensation include individual and team performance, scope of responsibilities and accountability, competitive and other industry compensation data, special circumstances and expertise, business performance, and comparison with compensation of our other senior managers. The CEO also provides recommendations to the Committee for compensation adjustments for the other senior managers.

To help assess the compensation of our executive officers, the Committee and its compensation consultant review market data relating to compensation of each of the named executive officers. This review includes the compensation consultant’s analysis of proxy data from similar industrial companies (see listing below), information derived from multiple general compensation surveys, and other executive compensation data maintained by the consultant. This data includes peer companies with a focus on healthcare equipment and supplies and public companies primarily from the S & P 1500, adjusted by the consultant to reflect comparative company revenue. The Committee evaluates this data with the assistance of the consultant to develop a target and related range for base salary, incentive compensation (cash bonus), and long-term equity compensation for each executive position. Companies used by the consultant in the comparison compensation data include:

• Advanced Medical Optics • Apria Healthcare • Beckman Coulter • Biomet • CR Bard • Conmed	• Dentsply International • Edwards Lifesciences • Hill-Rom • Idexx Labs • Invacare • Lincare Holdings	• Millipore • Respironics • St. Jude Medical • Stryker • Sybron Dental • Varian Medical

Executive Compensation Summary for Fiscal Year 2010

The Committee’s consideration of the primary elements of compensation (base salary, incentive compensation (bonus) and equity compensation) for all of the named executive officers is based upon a combination of common criteria and measures applicable to all of the officers, as well as individual goals and objectives applicable specifically to each officer. For fiscal 2010, the Committee considered and applied a number of common criteria and measures to evaluate the named executive officers, including:

•	prior performance and compensation,

•	the complexity and scope of responsibilities of the officer’s position,

•	the officer’s overall experience as well as experience with STERIS,

•	market and survey data developed by the compensation consultant,

•	the recommendation of the CEO, and

•	Company financial performance measures.

Individual goals and objectives varied for each named executive officer based on their area of responsibility. In fiscal 2010:

•

Mr. Rosebrough’s individual goals and objectives related to Customer relations, product quality, new product introduction, employee relation and retention, organizational development, process improvement, profit and cash flow and safety performance.

•

Mr. Tokich’s individual goals and objectives related to financial reporting and compliance, working capital initiatives, investor relations, cost management, organizational restructuring and safety performance.

•

Dr. Burke’s individual goals and objectives related to new product innovation, product design and engineering initiatives, fundamental research strategy, regulatory matters, and cost management and safety performance.

•

Mr. Chapman’s individual goals and objectives related to segment financial performance, segment organizational leadership, customer relations, product launch and transition initiatives, profit and cash flow safety performance, information technology initiatives and business strategy initiatives.

•

Mr. McGinley’s individual goals and objectives related to legal and ethical compliance initiatives, management of claims and litigation, intellectual property management, regulatory matters, human resource initiatives, and cost management.

As CEO, Mr. Rosebrough has the broadest complexity and scope of responsibilities, as he has oversight responsibility for all aspects of our operations. All of our named executive officers, as well as other senior managers, report directly to Mr. Rosebrough. As a result of these various factors, individual performance against these factors, the individual’s roles and responsibilities, and the Company’s performance, each element of compensation will necessarily vary between the named executive officers. In fiscal 2010, the Committee considered our financial performance to be strong in a highly uncertain economic, political and regulatory environment. Compared with fiscal 2009, our fiscal 2010 earnings before interest and taxes increased 16.1% and free cash flow increased 26.1%. As discussed in more detail below, we exceeded our fiscal 2010 target performance goals for both incentive compensation financial metrics—earnings before interest and taxes and free cash flow. As a result, payments under our annual incentive compensation (cash bonus) plan are above the targets set for fiscal 2010, reflecting our financial performance during the fiscal year. The Committee believes that our underlying executive compensation program is based on factors that reflect the fundamental financial strength of the Company and is appropriate in rewarding and motivating behaviors that can create long-term shareholder value. For fiscal 2010, the Committee evaluated the performance of the named executive officers, applying in each case the common criteria and measures and individual goals and objectives described above, and approved the compensation described below for each of the named executive officers.

Principal Components of Compensation for Named Executive Officers

For the named executive officers, our compensation program is designed to recruit and retain management and align compensation with individual and Company performance on both an annual and longer-term basis. Based on this general compensation philosophy, the Committee has established compensation for our named executive officers consisting of the following principal components:

•	base salary;

•	annual incentive compensation (cash bonus);

•	long-term equity incentive compensation (generally—stock options, restricted shares, restricted stock units, and/or other equity incentives); and

•	benefits and perquisites.

Base Salary:

Base salary for the CEO and other named executive officers is considered a basic component of executive compensation which is necessary to recruit and retain senior managers. In addition, base salary is intended to support compensation practices that are competitive among medical device, hospital supply, pharmaceutical, and other industrial, manufacturing and service companies which we draw from and compete with for executive talent.

Although the payment of base salary is not directly tied to achievement of certain pre-established financial goals, the Committee considers a number of factors in determining base salary, including previous performance, the consultant’s data regarding compensation trends and practices, base salaries paid by other medical device, hospital supply, pharmaceutical, and other industrial companies, the complexity and responsibility of the executive’s position, the executive’s overall experience and achievements against objectives, as well as the general and industry market for executive talent. The Committee believes that the target salary for our executive positions should generally be within 25% of the mid-point for similar positions based on the survey data provided by the compensation consultant. While the mid-point may serve as a general guideline, other factors such as experience, time in position, complexity of functions, competitive environment, special skills and past performance are also considered. The Committee believes that base salaries for executives with significant experience and strong past performance should not generally exceed the 75th percentile for similar positions of industrial companies based on survey data. Based on these considerations, information from the compensation consultant, and recommendations of the CEO with respect to compensation adjustments for the other named executive officers, the Committee determines the appropriate salary level for the named executive officers. The Board of Directors also reviews the salary actions of the Committee.

With respect to our CEO, Mr. Rosebrough’s annual base salary rate of $750,000 was established as part of his employment agreement approved by our Board, which became effective October 1, 2007. Mr. Rosebrough’s employment agreement and the determination of the compensation described in that agreement is further discussed in the section below regarding his Sign-On Compensation and in other parts of this Proxy Statement. At his request, Mr. Rosebrough’s base salary rate for fiscal year 2010 was unchanged from fiscal year 2009 and 2008. Although the Committee’s assessment of the Company’s performance, Mr. Rosebrough’s performance, and the compensation consultant’s survey data all indicated that an increase in base salary would have been appropriate, Mr. Rosebrough encouraged the Committee to make no change to his base salary, and the Committee accepted his request. The survey data from the compensation consultant indicated that Mr. Rosebrough’s base salary for fiscal 2010 was slightly below the mid-point.

With respect to the other named executive officers, the Committee applied the common criteria and results of individual performance objectives described above under Executive Compensation Summary, as well as the survey data from the compensation consultant, to determine base salaries for each officer. For fiscal 2010, base salaries for these officers were below the mid-point for their respective positions, other than for Dr. Burke. Dr. Burke’s base salary was above the midpoint but below the 75th percentile of the survey data for his position. In determining Dr. Burke’s base salary, the Committee took into consideration his education (Ph.D. in microbiology), the unique technical aspects and requirements of his responsibilities as Chief Technology Officer specializing in sterilization sciences, and his significant role in product development and new product innovation. Mr. Rosebrough’s base salary is greater than the other named executive officers, reflecting market conditions and the greater complexity and broader responsibilities of his position as CEO.

Annual Incentive Compensation (bonus):

Annual incentive compensation (or bonus) is considered necessary to attract and retain key employees. For the named executive officers, this incentive compensation is cash-based and is determined by the Committee based on our annual financial performance, the officer’s business segment performance (or a combination thereof), as applicable, and the officer’s individual performance against goals and objectives. Our annual incentive compensation is intended to reward past performance when financial objectives are achieved and motivate and help retain qualified individuals who have the opportunity to influence future results, advance business objectives, and enhance shareholder value. This element of compensation is designed to provide competitive awards when financial performance and personal objectives are achieved or exceeded, or a reduced award or no award when these objectives are not achieved.

Annual incentive compensation is generally based on a weighted formula of selected financial targets. An individual’s annual incentive compensation target under our Incentive Compensation Plan or Senior Executive Incentive Compensation Plan (which we refer to collectively in this Compensation Discussion and Analysis as the Plans), is expressed as a percentage of base salary. The incentive compensation opportunity increases with the level of responsibility. For fiscal 2010, the target bonus for our CEO was 100% of base salary earned during the fiscal year. The bonus was based on performance against full year fiscal 2010 financial objectives, and could range from 0% to 200% of annual base salary based on actual performance against the established financial objectives, with the Committee having discretion to reduce Mr. Rosebrough’s bonus based upon performance against individual objectives. For other senior managers, target bonus percentages range from 30% to 60% of annual base salary and annual incentive payments could range from 0% to 200% of target, based on actual performance against the established financial objectives and individual performance against personal objectives. This method of calculation is reviewed annually by the Committee with the compensation consultant and compared to the compensation consultant’s survey data. The compensation consultant’s survey data indicates that these incentive compensation ranges and target opportunities for each of the named executive officers are comparable to competitive and general industry compensation practices.

Financial targets for the incentive compensation plan are established annually based on our operating plan financial metrics for the fiscal year as reviewed with the Committee and approved by the Board. Each year, the Committee and the Board evaluate our annual operating plan and consider financial metrics important to shareholder value and designed to support the overall strength and success of our business. After consideration of the compensation consultant data, the recommendation of management, and approval of the Company’s operating plan, certain Company financial performance metrics are identified and approved by the Committee to establish criteria to calculate bonus compensation targets under the Plans. For fiscal year 2010, the Committee determined the applicable overall financial metrics to be free cash flow (which we define as cash flow from operating activities, less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant equipment and intangibles) and earnings before interest and taxes (EBIT), excluding in each case the effect of amounts related to the following special items that the Committee considers not representative of ongoing operations: impairment and restructuring charges, gains or losses on sales of assets outside the ordinary course of business, gain or loss on sales or divestiture of a subsidiary, costs associated with divestiture of discontinued operations, acquisition-related costs, and special or one-time regulatory, tax, litigation, settlement, pension, benefit, or governmental charges, costs or expenses. Similar criteria were also approved and applied in fiscal years 2008 and 2009, again with certain adjustments, along with revenue growth as a financial metric in fiscal 2008. The Committee eliminated revenue growth as a financial metric for calculation of incentive compensation in fiscal year 2009 to provide greater emphasis on profitability and free cash flow, which the Committee and management currently consider more important to the Company’s operational strength and shareholder value.

The Committee assigned the following weighting to the Plan financial metrics, reflecting the Committee’s emphasis on the respective components of financial performance for fiscal year 2010:

•	free cash flow – 25%; and

•	earnings before interest and taxes (EBIT) – 75%.

For fiscal year 2010, the metrics and financial targets for calculating the potential payout under the Plans were reviewed by the Board in April 2009. Target performance for EBIT and free cash flow for 100% payout under the Plans were $190 million, and $105 million, respectively. The Plans required a minimum EBIT of $170 million before any payment would be made under the Plans and a minimum of $90 million before any payment would be made pursuant to the 25% free cash flow metric. Actual financial performance against the Plan criteria for fiscal 2010, adjusted for the special items discussed above, was EBIT of $206.2 million and free cash flow of $163.2 million. This performance resulted in an aggregate performance achievement of 152% against targeted Plan criteria. The Committee reviewed the Plan terms and criteria and approved the bonus calculations using the 152% achievement level. After also considering individual performance against the objectives for each named executive officer described above in the Executive Compensation Summary section of this Compensation Discussion and Analysis, the following incentive compensation determinations for fiscal 2010 were approved:

•

CEO – payment of $1,140,000, based on performance against the Senior Executive Incentive Compensation Plan criteria and personal goals and objectives for fiscal 2010 (the Committee did not exercise its discretion to reduce Mr. Rosebrough’s fiscal 2010 bonus payment);

•	Four other named executive officers – an aggregate payment of $1,093,474, based on performance against the Incentive Compensation Plan criteria and individual goals and objectives; and

•	616 other eligible employees – an aggregate payment not to exceed $16,648,792 to those 616 employees, based on performance against the Incentive Compensation Plan criteria.

Therefore, the maximum total incentive compensation payments approved by the Committee for distribution to eligible employees under the Plans for fiscal year 2010 was of $18,882,266, including the payments to the named executive officers.

Long-Term Equity Incentive Compensation

Equity incentives are considered necessary to attract and retain key employees critical to our continuing, long-term success, as well as providing key employees a significant identity and alignment of interest with our shareholders. The Committee views nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units as a critical and direct link between management and shareholders. All value earned through stock options is dependent upon an increase in the value of our stock price. All of our equity compensation plans have included a provision that stock options may not be granted at less than 100% of fair market value on the grant date and that options may not be re-priced.

Prior to fiscal year 2007, equity incentive awards were generally limited to stock options. Stock appreciation rights, restricted stock units and performance units were not granted and restricted shares were awarded only in very limited circumstances. In fiscal year 2007, the Board sought approval to expand the types and forms of equity compensation and proposed the STERIS Corporation 2006 Long-Term Equity Incentive Plan, or the 2006 Plan, for the approval of shareholders. The 2006 Plan was approved by shareholders in July 2006.

Long-term equity incentive awards are now made pursuant to the 2006 Plan. The 2006 Plan is administered by the Committee and provides for a variety of equity-based incentive compensation such as stock options, stock appreciation rights, restricted stock units, restricted stock and performance units. The Committee believes the 2006 Plan provides flexibility to better design long-term equity compensation consistent with our long-term success and alignment with the interest of shareholders. As to the amount and type of equity incentives, the Committee generally considers the consultant’s data regarding competitive trends and practices, the officer’s salary and level within our organization, the nature and complexity of the position, the recommendation of the CEO, and the Committee’s own evaluation of the performance of named executive officers, since the Committee members generally have an opportunity to observe their performance and have information on the level of past awards. The Committee ultimately decides the amount and mix of long-term compensation (stock options, stock appreciation rights, restricted shares and restricted share units) granted to each named executive officer.

The approval of long-term equity incentive compensation is typically made early in the fiscal year (April or May). The compensation consultant provides survey data for equity incentives, reflecting the consultant’s recommended minimum, mid-point and maximum range for stock options and restricted shares applicable to each named executive officer. For fiscal year 2010, the consultant’s range was approximately 10% above and below the survey mid-point for both components of equity compensation. In fiscal 2008, the Committee established a guideline for pricing and valuation of annual long-term equity incentive compensation awards for the named executive officers, which would generally be based on the closing price of STERIS common stock on the NYSE Composite Transaction Reporting System on a designated trading day after we announce our prior year fourth quarter and full fiscal year earnings.

With respect to our CEO, Mr. Rosebrough was granted restricted stock units for 12,000 Common Shares and the option to purchase 35,000 Common Shares pursuant to his employment agreement approved by the Board and effective on October 1, 2007. This initial grant of restricted stock units and stock options reflected our Board’s and Mr. Rosebrough’s consideration of an appropriate equity component of annual CEO compensation, adjusted to correspond to the remaining six months of fiscal 2008 (October 1, 2007 to March 31, 2008). This initial grant also took into account the analysis of Watson Wyatt and equity grants made to our former CEO. (Mr. Rosebrough’s employment agreement is further discussed in the section below regarding his Sign-On Compensation.) For this initial grant, the value assigned to the restricted stock units and the exercise price of the stock options was the closing price of STERIS common stock on the NYSE on October 15, 2007, the tenth trading day following Mr. Rosebrough’s first day of employment, October 1, 2007. Long-term equity compensation grants for fiscal 2010 were approved by the Committee in April 2009. Mr. Rosebrough’s fiscal 2010 equity grants were approximately 25% below the market survey data provided by compensation consultant, as a result of Mr. Rosebrough’s request that his grants be reduced from targets indicated by the consultant due to his relatively short time as CEO at that point (in April 2009, Mr. Rosebrough had been CEO for eighteen months). The Committee honored Mr. Rosebrough’s request and reduced his fiscal 2010 equity grant below the recommended targets.

For fiscal 2010 equity grants to the other named executive officers, the Committee considered survey data of the compensation consultant, common criteria and performance measures applicable to all of the officers, and individual goals and objectives applicable specifically to each officer, each as described above in the Executive Compensation Summary. The CEO also provided recommendations to the Committee regarding equity compensation for the other senior managers. The Committee assessed each of the named executive officers based on these considerations to determine the equity grants for each officer in fiscal 2010. Compared to the survey data, the fiscal 2010 stock option and restricted share grants to Dr. Burke, Mr. Tokich, Mr. Chapman and Mr. McGinley were within 10% of the mid-point of the survey data for these components. Because of market factors and the broader complexity and scope of responsibilities of his position, Mr. Rosebrough’s long-term equity compensation is greater than the other named executive officers. The Committee approved these fiscal 2010 long-term equity incentive compensation grants to the named executive officers, finding them to be reasonable and consistent with the survey data, the market for executive talent, and the Committee’s philosophy of aligning management compensation with the interests of shareholders and the performance of business objectives.

Benefit and Perquisite Programs

Our named executive officers are eligible to participate in a number of benefit programs, including health, disability and life insurance programs and a qualified 401(k) plan, all of which are available to nonunion employees in the United States. Named executive officers may also participate in other benefit programs including an employee relocation program, a nonqualified deferred compensation program and management continuity (change in control) agreements.

The perquisites approved by the Committee for a limited number of senior managers, including our named executive officers, include tax preparation/financial planning allowance and car allowance. The Committee has also approved club dues and limited personal use of corporate aircraft by the CEO, which would be included in compensation pursuant to IRS regulations.

Mr. Rosebrough’s Recruitment and Sign-on Compensation

In fiscal 2007, our Board began the process of identifying and recruiting candidates. As part of that process, our Board established a CEO Search Committee and authorized the Search Committee to engage necessary advisors. The Search Committee retained Watson Wyatt as a consultant to evaluate CEO compensation arrangements and develop a competitive CEO compensation package. Watson Wyatt was selected based upon their expertise in this area, prior successful experience of several Directors with Watson Wyatt, the need for confidentiality of this process, and the view of our Board and Search Committee that analysis from a consultant that was not regularly advising the Company might add a useful perspective. Watson Wyatt’s engagement included analysis of publicly available data for base pay, cash incentives, stock options and other equity, other long-term incentives, valuation of potential lost benefits by CEO candidates, and other compensation components, for the purpose of developing a competitive total compensation package to assist with the recruitment of our new CEO. Watson Wyatt’s engagement was limited solely to this assignment, and they were not engaged to provide executive or director compensation consulting services during fiscal 2010. However, at the beginning of January, 2010 Watson Wyatt was merged with Towers Perrin, the Company’s existing executive and director compensation consultant, to form Towers Watson.

Mr. Rosebrough was hired as our President and Chief Executive Officer, pursuant to an agreement effective October 1, 2007. The compensation terms of that agreement were recommended by the Search Committee and approved by our Board, which considered the compensation program reasonable and appropriate for our new CEO and substantially reflected the data provided by Watson Wyatt for a competitive compensation package, including base salary rate, bonus compensation level, and equity compensation amounts. Factors considered by the Search Committee and Board in determining Mr. Rosebrough’s initial compensation included industry and other company survey data, the salary of Mr. Rosebrough’s predecessor, Mr. Rosebrough’s industry and executive experience, the necessary incentives to have Mr. Rosebrough join the Company, relocate, and forego other opportunities, and the appropriate mix of recruitment, annual and long-term incentives. As sign-on compensation under that agreement, Mr. Rosebrough received a one-time cash payment of $200,000 and was granted restricted stock units for 33,000 Common Shares and an option to purchase 100,000 Common Shares. Our Search Committee and Board considered this sign-on compensation to be necessary and reasonable for the recruitment of Mr. Rosebrough for the critical position as the Company’s CEO, and reflected the analysis of Watson Wyatt. The value assigned to the equity compensation portion of this sign-on compensation was based on the closing price of STERIS common stock on the NYSE on October 15, 2007.

Mr. Tokich’s CFO Transition Compensation

Our previous Chief Financial Officer left the Company in December 2006. As an incentive to assume some of those critical responsibilities and serve as our interim Chief Financial Officer and Principle Accounting Officer until a full time CFO was selected, we offered additional compensation to Mr. Tokich, then our Vice President and Corporate Controller. This compensation ($20,000 cash, 2,000 stock options, and 700 restricted shares) was designed to motivate and encourage Mr. Tokich’s support for a successful transition to a new CFO and reflect his additional responsibilities during this transition. Mr. Tokich was named Senior Vice President and Chief Financial Officer on March 14, 2008 and, shortly thereafter, the cash portion was paid and the restricted shares vested.

Fiscal 2010 Special Award

In May 2010, the Committee approved the payments of $100,000, $100,000 and $75,000 to Dr. Burke, Mr. Chapman and Mr. McGinley, respectively, reflecting the Committee’s evaluation and assessment of their efforts and contributions relating to particular regulatory and commercial matters during fiscal 2010.

Stock Ownership Guidelines

In April 2010, the Committee revised the stock ownership guidelines approved in July 2006. The revised guidelines increase the ownership guideline level and re-set the time period to achieve the ownership amount. The Committee believes these guidelines further align the interests of senior management with those of the shareholders. Senior managers (including the named executive officers) are encouraged to maintain a significant equity interest in the Company through ownership of stock that they acquire either with their own funds or through certain long-term incentive awards. The Committee believes that stock ownership helps create economic alignment with shareholders and is a factor in motivating our senior management to enhance shareholder value. The following table outlines the number of Common Shares expected to be owned at various positions within STERIS:

Position:	Share Level:
CEO	120,000
Senior Vice Presidents	30,000
Vice Presidents	15,000

The following share types are included under these guidelines (stock options do not count toward share ownership):

•	Shares purchased outright;

•	Shares acquired from exercised stock options;

•	Shares purchased through the STERIS 401(k) plan; and/or

•	Restricted shares.

From April 2010 (or from the time a senior manager has achieved a position subject to these guidelines), each senior manager has a five-year period to attain the applicable share ownership level. A steady increase in share ownership over the five-year period is encouraged. If the share ownership guideline is not achieved within that period, the CEO or the Committee is authorized to take into consideration the facts and circumstances with respect to that failure and take whatever action he or they consider appropriate, including restricting or eliminating future equity awards to the particular officer. At this point, none of the named executive officers are outside of these guidelines.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to any person who on the last day of the fiscal year is the Company’s chief executive officer or among the three highest compensated named executive officers (other than the chief executive officer and chief financial officer). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). Incentive compensation payable under the Senior Executive Incentive Compensation Plan is intended to be performance based for these purposes. The Committee believes that it is generally in our interest to structure compensation to come within the deductibility limits set in Section 162(m) of the Internal Revenue Code. The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in the best interests of STERIS but which may not qualify for tax deductibility under Section 162(m).

Agreements Regarding Named Executive Officer Compensation

The Committee reviews and approves, or makes recommendations to the Board to approve, any agreements with the named executive officers relating to compensation or separation payments. There are a limited number of agreements regarding compensation with senior management, including the employment agreement with Mr. Rosebrough and a retention agreement with Dr. Burke effective April 1, 2010. These and other agreements are further discussed in “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control” beginning on page 38 and continuing through page 43 below. The Committee believes that agreements regarding senior management compensation are generally limited to special circumstances.

Other agreements with the named executive officers provide for possible payments due to an executive’s separation arising from a change of control event. The Committee believes these agreements will help protect shareholder value by preserving the continuity of management and encouraging management’s continued attention and dedication in the event of potentially disruptive circumstances involving a change of control (e.g., the sale of STERIS). These agreements do not pay any amount unless the employee is terminated or leaves our employment due to specific circumstances within a defined period of time after a “change of control” event. Further discussion regarding these agreements can be found in “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control” beginning on page 38.

Towers Perrin

Towers Perrin (now Towers Watson) has served as the compensation consultant for executive and director compensation for the Company’s Compensation and Corporate Governance Committee since 2003. During fiscal 2010, the Committee engaged in a request for proposal process to consider other consultants and decided to continue to retain Towers Perrin as its consultant. At the beginning of January, 2010, Towers Perrin and Watson Wyatt, another compensation and benefits consultant, merged to form Towers Watson. During fiscal 2010, a total of approximately $187,000 was paid to Towers Perrin and Watson Wyatt for the additional services described below. Towers Perrin performed a medical claims audit on behalf of the Company for fees of approximately $56,000. The decision to engage Towers Perrin for these services was recommended by management and approved by the Compensation and Corporate Governance Committee. In addition, Watson Wyatt assisted the Company with the search for and selection of a recordkeeper/service provider and selection of investment funds and vehicles for the Company’s 401(k) Plan during fiscal 2010 for fees of approximately $131,000. The decision to engage Watson Wyatt for these latter duties was made by management, at a time when Towers Perrin and Watson Wyatt were still independent, and not approved by the Compensation and Corporate Governance Committee.

REPORT OF THE COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

The Compensation and Corporate Governance Committee believes that the design of our executive compensation program continues to provide appropriate incentives and alignment with shareholders, without creating unreasonable risk, and therefore has not made any significant changes to the components of the program for fiscal 2011.

The Compensation and Corporate Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation and Corporate Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the STERIS Annual Report on Form 10-K for the year ended March 31, 2010.

Compensation and Corporate Governance Committee of the Board of Directors.

Kevin M. McMullen – Chairman

Richard C. Breeden

John P. Wareham

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Board who served on the Compensation and Corporate Governance Committee during fiscal 2010 was ever an officer or employee of the Company or of any of its subsidiaries or had any relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

TABULAR AND OTHER EXECUTIVE COMPENSATION DISCLOSURE

The persons named in the below table are sometimes referred to in this Proxy Statement as the “named executive officers” or “NEOs”.

FISCAL 2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Walter M Rosebrough, Jr.*	2010	750,000	-	547,920	413,633	1,140,000	167,950	3,019,503
President and Chief Executive	2009	745,593	-	740,160	843,273	1,265,250	57,405	3,651,681
Officer	2008	392,591	200,000	1,274,400	1,290,992	277,125	69,242	3,504,350
Michael J. Tokich Senior Vice President and Chief Financial Officer	2010	275,000	-	79,905	66,181	250,800	46,614	720,500
	2009	276,937	-	0	0	278,355	21,108	576,400
	2008	219,961	20,000	182,221	182,118	85,355	16,970	706,625
Timothy L. Chapman Senior Vice President and Group President, Healthcare	2010	314,988	100,000	79,905	82,726	287,269	53,640	918,528
	2009	307,165	-	118,734	99,183	366,655	32,751	924,488
	2008	278,970	-	110,720	166,571	150,313	20,598	727,172
Peter A. Burke Senior Vice President and Chief Technology Officer	2010	319,000	100,000	79,905	66,181	290,928	52,801	908,816
	2009	318,654	-	107,940	90,167	322,892	29,395	869,048
	2008	316,845	-	110,720	106,554	141,445	21,470	697,034
Mark D. McGinley Senior Vice President, General Counsel, and Secretary	2010	289,996	75,000	75,339	46,878	264,477	50,735	802,426
	2009	288,224	-	87,894	71,274	322,888	22,560	792,840
	2008	275,831	-	110,720	81,784	107,652	20,708	596,695

*	Mr. Rosebrough became a STERIS employee on October 1, 2007.

(1)	Regular base salary earnings for fiscal 2008, 2009 and 2010

(2)	The amount shown for Mr. Rosebrough was his cash sign-on bonus. The amount shown for Mr. Tokich was the transitional compensation payment based on his new role as principal accounting officer and his contribution towards the successful transition to a new Chief Financial Officer. The amounts shown for Messrs. Chapman, Burke and McGinley were cash bonuses for their efforts in connection with particular regulatory and commercial matters. Mr. Tokich was named Senior Vice President and Chief Financial Officer on March 14, 2008. Amounts paid under the Company’s Senior Executive Incentive Compensation Plan (applicable in fiscal 2008, 2009 and 2010 to Mr. Rosebrough) or Incentive Compensation Plan (applicable in fiscal 2008, 2009 and 2010 to all NEOs other than Mr. Rosebrough) are reported under the “Non-Equity Incentive Plan Compensation” column.

(3)	The dollar amounts reflect the grant date fair value under FASB ASC topic 718 for awards of restricted stock and, with respect to Mr. Rosebrough, restricted stock units in fiscal 2008. The grant date fair value of stock awards and option awards is computed in accordance with FASB ASC Topic 718, utilizing assumptions discussed in the Notes to our financial statements in our Form 10-K for the fiscal years ended March 31, 2008, March 31, 2009 and March 31, 2010. From the date of award of all shares of restricted stock described, the recipient can vote the restricted shares and will receive cash dividends or dividend equivalents at the same times and amounts per share as all other holders of common stock.

(4)	The dollar amounts reflect the grant date fair value under FASB ASC topic 718 for option awards. The aggregate grant date fair value of stock awards and option awards is computed in accordance with FASB ASC Topic 718, utilizing assumptions discussed in the Notes to our financial statements in our Form 10-K for the fiscal year ended March 31, 2010). For a discussion of specific stock option awards granted in fiscal 2010, see Tabular Executive Compensation Disclosure – “Grants of Plan-Based Awards in Fiscal 2010” below and the narrative discussion that follows.

(5)	The dollar amounts represent incentive compensation paid for fiscal year 2008, 2009 and 2010 under the Company’s Senior Executive Incentive Compensation Plan for Mr. Rosebrough and under the Company’s Incentive Compensation Plan for the other NEOs, as discussed in the Compensation Discussion and Analysis – “Principal Components of Compensation – Annual Incentive Compensation” section.

(6)	Includes for fiscal 2010 for all NEOs the following: auto allowance, tax preparation/financial planning allowance, other personal expense, and Company matching contribution to 401(k) plan. In addition, in the case of Mr. Rosebrough, this also includes all physical expenses, club dues and personal use of a Company leased aircraft. Also includes for all NEOs dividends on shares of restricted stock. Dividends during fiscal 2010 were $2.44 per Common Share, of which $2.00 per Common Share was attributable to a special dividend. For fiscal 2010, dividends for Messrs. Rosebrough, Burke, Chapman and McGinley were $113,760, $27,430, $28,273 and $25,397, respectively.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010

Name	Grant Date		Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)
Walter M Rosebrough, Jr.	5/21/2009	(1)	4/23/2009				24,000			547,920
	5/21/2009	(1)	4/23/2009					75,000	22.83	413,633
				0	750,000	1,500,000
Michael J. Tokich	5/21/2009	(1)	4/23/2009				3,500			79,905
	5/21/2009	(1)	4/23/2009					12,000	22.83	66,181
				0	165,000	330,000
Timothy L. Chapman	5/21/2009	(1)	4/23/2009				3,500			79,905
	5/21/2009	(1)	4/23/2009					15,000	22.83	82,727
				0	188,993	377,985
Peter A. Burke	5/21/2009	(1)	4/23/2009				3,500			79,905
	5/21/2009	(1)	4/23/2009					12,000	22.83	66,181
				0	191,400	382,800
Mark D. McGinley	5/21/2009	(1)	4/23/2009				3,300			75,339
	5/21/2009	(1)	4/23/2009					8,500	22.83	46,878
				0	173,998	347,995

(1)	Restricted stock and stock option grants made as part of the annual long-term equity grant. All restricted stock and stock option awards were granted under the Company’s 2006 Long-Term Equity Incentive Plan.

NARRATIVE SUPPLEMENT TO THE FISCAL 2010 SUMMARY COMPENSATION TABLE AND THE GRANTS OF PLAN-BASED AWARDS IN FISCAL 2010 TABLE

Vesting Schedule

Stock option awards generally vest and become nonforfeitable in increments of 25% per year over a four year period, with full vesting four years after the date of grant. Restricted stock awards generally become vested and nonforfeitable if the recipient remains in continuous employment through the third anniversary of the grant date. These various awards may become vested and immediately exercisable upon the recipient’s death (or in limited cases, disability) or upon a “change in control.”

Forfeiture and Post-Employment Treatment

The unvested portion of a stock option award (and the right to acquire the underlying shares) is generally forfeited at termination of employment (unless employment terminates on account of death). The vested portion of a stock option award (and the right to acquire the underlying shares) is forfeited following termination of employment and expiration of the applicable post-employment exercise period and also may be forfeited in the case of a termination of employment for “Cause.” Unvested restricted stock and unvested restricted stock units (and the underlying shares) are generally forfeited at termination of employment (unless employment terminates on account of death, in which case the vesting may be modified by the Board or Chief Executive Officer or his delegate(s)). There are exceptions to the general forfeiture rules for award recipients who have at least five consecutive years of service and have reached age 55. See “Equity Incentive Compensation Plans.” Accelerated vesting also may apply to all of these types of awards upon a change in control. See “Equity Incentive Compensation Plans.”

Dividends

Dividends are payable on restricted stock at the same times and in the same amounts as payable generally from time to time on our outstanding Common Shares.

Option Exercise Price

Options granted under our various stock option plans have an exercise price equal to the NYSE Composite Transaction Reporting System closing price of our Common Shares on the date the grant is approved or such later date as may be specified in the approval.

Agreements with Named Executive Officers

We entered into an employment agreement with Mr. Rosebrough on September 7, 2007. Under the terms of this agreement, Mr. Rosebrough is entitled to an initial annual base salary at a rate of $750,000, subject to annual or other periodic review. The employment agreement also provides the terms upon which Mr. Rosebrough will participate in the Company’s Senior Executive Incentive Compensation Plan, benefit plans and stock option and other equity incentive compensation programs. For more information regarding Mr. Rosebrough’s employment agreement see “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control.”

We entered into an executive retention agreement with Dr. Burke effective as of May 29, 2007. This agreement, which expired on June 1, 2009, provided that, for the term of the agreement, Dr. Burke would receive a base salary of not less than his fiscal year 2007 salary of $25,833 per month and would be eligible to participate in the Company’s Incentive Compensation Plan, benefit plans and stock option programs. For more information regarding Dr. Burke’s expired retention agreement, see “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control-Retention Agreement.” We entered into a new executive retention agreement with Dr. Burke effective April 1, 2010.

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2010

Name	Option Awards						Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Walter M Rosebrough, Jr.	10/15/2007	50,000	50,000	28.32	10/1/2017
	10/15/2007	17,500	17,500	28.32	10/1/2017
	5/21/2008	24,550	73,650	30.84	5/21/2018
	5/21/2009	0	75,000	22.83	5/21/2019
						10/15/2007	11,000	370,260
						10/15/2007	12,000	403,920
						5/21/2008	24,000	807,840
						5/21/2009	24,000	807,840
Michael J. Tokich	12/18/2000	4,000	0	14.25	1/18/2011
	4/2/2001	5,000	0	13.45	5/2/2011
	4/23/2002	15,000	0	19.60	5/23/2012
	4/23/2003	13,100	0	22.58	5/23/2013
	4/22/2004	11,000	0	27.44	5/22/2014
	5/16/2005	7,500	0	24.45	6/16/2015
	9/12/2006	3,150	1,050	24.72	9/12/2016
	7/27/2007	2,262	2,263	27.68	7/27/2017
	11/1/2007	1,000	1,000	27.45	11/1/2017
	3/14/2008	6,800	6,800	26.41	3/14/2018
	5/21/2009	0	12,000	22.83	5/21/2019
						7/27/2007	1,500	50,490
						3/14/2008	4,600	154,836
						5/21/2009	3,500	117,810
Timothy L. Chapman	1/3/2006	10,000	0	25.50	2/3/2016
	9/12/2006	6,000	2,000	24.72	9/12/2016
	7/27/2007	4,550	4,550	27.68	7/27/2017
	2/5/2008	5,000	5,000	24.14	2/5/2018
	5/21/2008	2,887	8,663	30.84	5/21/2018
	5/21/2009	0	15,000	22.83	5/21/2019
						7/27/2007	4,000	134,640
						5/21/2008	3,850	129,591
						5/21/2009	3,500	117,810
Peter A. Burke	4/23/2002	10,000	0	19.60	5/23/2012
	4/23/2003	27,000	0	22.58	5/23/2013
	4/22/2004	24,000	0	27.44	5/22/2014
	5/16/2005	24,000	0	24.45	6/16/2015
	9/12/2006	8,437	2,813	24.72	9/12/2016
	7/27/2007	5,700	5,700	27.68	7/27/2017
	5/21/2008	2,625	7,875	30.84	5/21/2018
	5/21/2009	0	12,000	22.83	5/21/2019
						7/27/2007	4,000	134,640
						5/21/2008	3,500	117,810
						5/21/2009	3,500	117,810
Mark D. McGinley	3/25/2002	25,000	0	20.30	4/25/2012
	4/23/2003	22,500	0	22.58	5/23/2013
	4/22/2004	16,000	0	27.44	5/22/2014
	5/16/2005	18,000	0	24.45	6/16/2015
	9/12/2006	6,000	2,000	24.72	9/12/2016
	7/27/2007	4,374	4,376	27.68	7/27/2017
	5/21/2008	2,075	6,225	30.84	5/21/2018
	5/21/2009	0	8,500	22.83	5/21/2019
						7/27/2007	4,000	134,640
						5/21/2008	2,850	95,931
						5/21/2009	3,300	111,078

(1)	Market Value is computed by multiplying the number of shares or units of stock by the NYSE Composite Transaction Reporting System closing price of STERIS’s common shares on March 31, 2010.

The vesting schedule for each grant in the above table is shown below, based on the option or stock award grant date, as applicable.

OPTION AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
3/25/2002 4/23/2002 4/23/2003 4/22/2004 5/16/2005 1/3/2006 9/12/2006 7/27/2007 10/15/2007 11/1/2007 2/5/2008 3/14/2008 5/21/2008 5/21/2009

25% exercisable on 3/25/2003, 3/25/2004, 3/25/2005 and 3/25/2006 (McGinley)

25% exercisable on 4/23/2003, 4/23/2004, 4/23/2005 and 4/23/2006

25% exercisable on 4/23/2004, 4/23/2005, 4/23/2006 and 4/23/2007

25% exercisable on 4/22/2005, 4/22/2006, 4/22/2007 and 4/22/2008

25% exercisable on 5/16/2006, 5/16/2007, 5/16/2008 and 5/16/2009

25% exercisable on 1/3/2007, 1/3/2008, 1/3/2009 and 1/3/2010 (Chapman)

25% exercisable on 9/12/2007, 9/12/2008, 9/12/2009 and 9/12/2010

25% exercisable on 7/27/2008, 7/27/2009, 7/27/2010 and 7/27/2011

25% exercisable on 10/1/2008, 10/1/2009, 10/1/2010 and 10/1/2011 (Rosebrough)

25% exercisable on 11/1/2008, 11/1/2009, 11/1/2010 and 11/1/2011 (Tokich)

25% exercisable on 2/5/2009, 2/5/2010, 2/5/2011 and 2/5/2012 (Chapman)

25% exercisable on 3/14/2009, 3/14/2010, 3/14/2011 and 3/14/2012 (Tokich)

25% exercisable on 5/21/2009, 5/21/2010, 5/21/2011 and 5/21/2012

25% exercisable on 5/21/2010, 5/21/2011, 5/21/2012 and 5/21/2013

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule*
7/27/2007 10/15/2007 10/15/2007 3/14/2008 5/21/2008 5/21/2009

100% on 7/27/2010 (All NEOs except Rosebrough)

100% on 10/1/2010 (11,000 RSUs) (Rosebrough)

100% on 10/1/2010 (12,000 RSUs) (Rosebrough)

100% on 3/14/2011 (Tokich)

100% on 5/23/2011 (All NEOs except Tokich)

100% on 5/21/2012 (All NEOs)

*	All awards are restricted stock unless specified as restricted stock units (RSUs)

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Walter M Rosebrough, Jr.	0	0	11,000	325,930
Michael J. Tokich (3)	0	0	1,400	39,494
Timothy L. Chapman	0	0	4,000	112,840
Peter A. Burke	2,600	26,442
	2,400	25,056
	5,000	62,350
	5,000	72,000	4,000	112,840
Mark D. McGinley (4)	0	0	4,000	112,840

(1)	Value realized based on the gain, equal to the difference between the closing price of the Common Shares on the option exercise date and the option exercise price, times the number of option shares being exercised.

(2)	Value realized based on the closing price of the Common shares on the date of vesting.

(3)	Mr. Tokich elected to have 448 common shares withheld to cover the required tax withholding due on the vesting of these 1,400 restricted shares. These common shares vested on September 7, 2009.

(4)	Mr. McGinley elected to have 1,278 common shares withheld to cover the acquired tax withholding due on the vesting of these 4,000 restricted shares. The common shares vested on September 7, 2009.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2010

Name	Executive Contributions in Fiscal 2010 ($)	Company Contributions in Fiscal 2010 ($)	Aggregate Earnings in Fiscal 2010 ($)	Aggregate Withdrawals/ Distributions in Fiscal 2010 ($)	Aggregate Balance at 3/31/10 ($)
Walter M Rosebrough, Jr.	-	-	-	-	-
Michael J. Tokich	16,923	-	23,355	-	77,581
Timothy L. Chapman	-	-	-	-	-
Peter A. Burke	-	-	4,396	-	14,276
Mark D. McGinley	-	-	-	-	-

DEFERRED COMPENSATION PLAN

The Company has established and maintains a nonqualified deferred compensation plan, or the Deferred Compensation Plan, pursuant to which each eligible employee may elect to defer receipt of up to 25% of base salary and up to 100% of incentive compensation (bonus) and/or commissions. To be eligible to participate, an employee must be in a salary grade and earn a salary above specified levels and must meet certain residence and other tests. All of the named executive officers are eligible to participate in this plan.

Amounts deferred by each participant are credited to an account established in the name of the participant. Deferrals may be allocated among various available hypothetical investment options, as selected by the participant. There are currently several available hypothetical investment options. No Company “match” is made on amounts deferred.

Under the Deferred Compensation Plan, a participant is entitled to receive distribution of the participant’s account balance (amounts deferred, together with earnings (losses)) after the earliest to occur of the following: death, disability, retirement (termination of employment at or after age 65), other termination of employment, change of control (if the participant elected to have a distribution upon a change of control) or a specified date selected by the participant (which date must be at least two years after the making of the election) as an “in service” distribution date. At the time of his or her deferral election, a participant may designate how the participant will receive distribution if the distribution is triggered by retirement, disability or a change of control. Distribution options are a single lump sum or annual installments over a period of years (not to exceed ten). If a distribution election is not made or a distribution is made for another reason, the distribution will be in a lump sum. Also, if a participant’s account balance is less than $50,000 at the time of a triggering event, the distribution will be made in a lump sum. Distributions to persons who are “specified employees” under Section 409A of the Internal Revenue Code may be delayed. A “change of control” for distribution purposes is a change of control of the Company within the meaning of Section 409A of the Internal Revenue Code.

The Deferred Compensation Plan is not funded, within the meaning of the Employee Retirement Income Security Act of 1974, and participants have only an unsecured contractual commitment by the Company to pay amounts owed under the Deferred Compensation Plan. Amounts owed may be subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

POTENTIAL PAYMENTS TO NAMED EXECUTIVE OFFICERS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

We maintain various contracts, agreements, plans and arrangements (collectively, agreements) that may provide for payments or the provision of other benefits following or in connection with any termination or constructive termination of employment or a change in control of the Company or change in a named executive officer’s responsibilities. Some of these agreements are available generally to all of our salaried employees on the same basis as, and do not discriminate in scope, terms or operation in favor of, our executive officers. None of the named executive officers are covered by a Company maintained defined benefit pension plan or other tax-qualified plan, other than our 401(k) plan. The only agreements to which any of the named executive officers are party or in which any of the named executive officers participate, other than the Deferred Compensation Plan, that are not available generally to all our salaried employees are described below.

Change of Control Agreements

We are a party to change of control agreements with all of the NEOs.

The agreements generally provide that if, at any time within two years after the occurrence of a change of control (as defined), the officer’s employment is terminated by STERIS (except for cause, disability, or death) or the officer terminates employment because the officer’s base salary or the officer’s bonus opportunity, participation or amount is reduced or relocation is made a condition of the officer’s employment, we will pay to the officer a lump sum severance benefit equal to three years’ compensation (base salary and average annual incentive compensation (as defined)) or two years’ compensation in the case of Mr. Tokich. Any termination of employment of an officer occurring within one year prior to a change of control and in contemplation of the change of control is deemed to be a termination of employment immediately after the change of control becomes irrevocable, and the officer is entitled to payments and benefits under his agreement as if his employment had continued through the date the change of control became irrevocable and had then been terminated. Each such change of control agreement also provides a three-month period, commencing on the first anniversary of the change of control, during which the officer may voluntarily resign and receive a lump sum severance benefit equal to two years’ compensation (base salary and average annual incentive compensation) or one years’ compensation in the case of Mr. Tokich if, at any time before the officer’s resignation, the officer determines in good faith that (a) the officer’s position, responsibilities, duties, or status with STERIS are materially changed from those in effect before the change of control, (b) the officer’s reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (c) the officer’s career prospects have been in any way diminished as a result of the change of control.

An officer who is entitled to a lump sum severance benefit under a change of control agreement also will be (a) paid (i) accrued base salary and vacation pay through the date of termination, and (ii) payments under the Senior Executive Incentive Compensation Plan or Incentive Compensation Plan (or other applicable incentive compensation plan) for the last completed fiscal year, if not already paid, and for the pro rata portion of the current fiscal year, and (b) be entitled to receive health, dental and life insurance coverage through the (A) third anniversary (or the second anniversary, depending upon whether the lump sum payment is equal to three or two years’ of compensation) of the termination date, in the case of all the named executive officers with these agreements other than Mr. Tokich, or the second anniversary (or the first anniversary, depending upon whether the lump sum payment is equal to two or one year of compensation) of the termination date, in the case of Mr. Tokich, or if earlier (B) the date the officer secures other employment.

In addition, if after a change of control and prior to an officer’s termination of employment the officer is unable to perform services for us for any period by reason of disability, we will pay and provide to the officer all compensation and health and dental coverage and life insurance coverage to which the officer would have been entitled had the officer continued to be actively employed by us, through the earliest of the following dates: (a) the first date on which he is no longer so disabled to such an extent that he is unable to perform services for us, (b) the date on which he becomes eligible for payment of long-term disability benefits under a long-term disability plan generally applicable to our executives, (c) the date on which we have paid and provided 24 months of compensation and benefits during his disability, or (d) the date of his death. In addition, each change of control agreement provides that from and after a change in control we will reimburse the officer for expenses of defending any action to have his agreement declared invalid or unenforceable and in certain other specified circumstances.

Each change of control agreement also provides that if any payment or distribution (a parachute payment) made to an officer pursuant to the agreement or under any other plan, agreement, arrangement, including without limitation any income recognized upon a stock option exercise, exceeds the limit specified in Section 280G of the Internal Revenue Code and gives rise to excise tax liability (and/or related penalties and interest) on the part of the officer, a tax gross-up will be provided to the officer so that the officer will receive the same after-tax payment as would have been the case in respect of the parachute payment if Section 280G did not apply.

For purposes of the change of control agreements, “cause” includes conviction of a felony, dishonesty in the course of employment that is materially inimical to the best interests of the Company, unreasonable neglect of the officer’s duties and responsibilities, or competing with the Company. The agreements contain several alternate definitions of what constitutes a “change of control.” These may include any person or group becoming the beneficial owner of 15% or more (but less than 50%) of the then outstanding Common Shares after the date of the applicable agreement, or 50% or more of the then outstanding Common Shares after the date of the applicable agreement, the commencement or public announcement of a tender offer for 15% or more of the Common Shares, or certain changes in a majority of the Board membership within a 24-month period.

Retention Agreement

We are a party to an executive retention agreement with Dr. Burke that became effective as of May 29, 2007. This agreement expired June 1, 2009, but is discussed here because it was in effect during fiscal 2010. Under that agreement, Dr. Burke would receive a base salary of not less than his then current salary, and would be eligible to participate in the Company’s Incentive Compensation Plan, benefit plans and stock option programs. If Dr. Burke’s employment was terminated prior to June 1, 2009 by the Company without “Cause” or by Dr. Burke for “Good Reason” (as those terms are defined in the agreement), Dr. Burke would have been entitled to receive, subject to the conditions of the agreement, (a) as severance payments, his then-current salary for the number of months remaining from the date of his termination to June 1, 2009, or twelve months, whichever is greater, (b) continuation of medical and dental benefits until the earliest of the end of the period equal to the number of months of severance payments he is entitled to receive, the expiration of COBRA coverage eligibility or his eligibility under another employer’s plans, and (c) a pro-rated bonus to the extent earned. The severance would have been payable on the same schedule as his salary would have been paid, subject to certain required delays that would have been necessary in order to prevent the payments from being includible in Dr. Burke’s income for federal income tax purposes under Section 409(A)(a)(i)(A) of the Internal Revenue Code. The agreement entitled Dr. Burke to accelerate all payments due if the Company breached its obligations under the agreement in any material respect. The severance payments and other benefits described above were in addition to any entitlements and benefits that would have been due Dr. Burke under his change of control agreement, except insofar as the execution of both agreements resulted in duplicate coverage.

Receipt of severance and the other agreement benefits described above were contingent upon Dr. Burke’s execution of a release and waiver of all claims against the Company and would have terminated upon any material breach by him of the agreement or upon the termination of his employment for “Cause” or upon his termination without “Good Reason”.

For these purposes, any material breach, default or violation by Dr. Burke under his change of control agreement, stock option agreements, confidentiality and other agreements (including the non-compete, non-interference, and non-disclosure restrictive covenants contained in or executed in connection with the stock option agreements), between the Company and Dr. Burke, also constituted a breach of the executive retention agreement, if so determined by Company. A breach of these covenants entitled the Company to the rights described under “Equity Incentive Compensation Plans.” The executive retention agreement also contained restrictions on disclosure of confidential information.

A new executive retention agreement was executed between the Company and Dr. Burke effective April 1, 2010.

Agreement with Mr. Rosebrough

In connection with Mr. Rosebrough’s employment as President and CEO, we entered into an employment agreement with Mr. Rosebrough dated September 7, 2007. The agreement was effective October 1, 2007 and for an initial term of three years. Thereafter the agreement automatically renews for additional consecutive terms of one year each, unless the Company gives Mr. Rosebrough notice of nonrenewal at least thirty days prior to the end of the then applicable term. Notwithstanding the foregoing, the term of the agreement will end upon termination of Mr. Rosebrough’s employment for any reason. In connection with his initial employment, Mr. Rosebrough received sign-on compensation consisting of a one time cash payment in the amount of $200,000, a grant of 100,000 stock options and a grant of 33,000 restricted stock units.

Mr. Rosebrough’s agreement provides for an initial base salary at a rate of $750,000 per year for the fiscal year ending March 31, 2008, with such base salary thereafter to be subject to annual or other periodic review. Mr. Rosebrough’s base salary remained at a rate of $750,000 though the fiscal year ending March 31, 2010. Mr. Rosebrough also is entitled to participate in the Senior Executive Incentive Compensation Plan or SEICP. For fiscal 2010 his participation was at a target rate of 100% of base salary and with a maximum award limit of 200% of base salary; for subsequent fiscal years Mr. Rosebrough is eligible to participate in the SEICP and receive an incentive award based on achievement of specified performance goals as determined by criteria and other performance measures and target attainment established by the Compensation and Corporate Governance Committee. For fiscal 2008, he received a grant of 12,000 restricted stock units and 35,000 stock options and for subsequent fiscal years he is entitled to participate in restricted stock unit, stock option and other equity incentive compensation awards under the 2006 Long-Term Equity Incentive Compensation Plan or other approved plans as determined by the Board or the Compensation and Corporate Governance Committee. Mr. Rosebrough is also entitled to participate in the standard benefit programs under which STERIS’s salaried nonunion employees located at its headquarters are from time to time generally eligible (exclusive of any such severance, separation or termination programs or benefits) as well as limited additional fringe benefits and perquisites.

Should the Company’s financial statements for any fiscal year falling within the term of his agreement be required to be restated due to material noncompliance, as a result of misconduct, with any financial reporting requirement, the Board or Compensation and Corporate Governance Committee may require Mr. Rosebrough to return or forfeit, as applicable, all or a portion of any bonus or incentive award (including equity awards) made to him with respect to any fiscal year the financial results of which are negatively affected by such restatement. In that case, the amount to be recovered would equal the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable had the Company’s financial statements been initially filed as restated, as determined by the Board or the Compensation and Corporate Governance Committee. Recovery may be effected through a variety of means, as determined by the Compensation and Corporate Governance Committee.

Upon termination of Mr. Rosebrough’s employment during the term of his employment agreement by reason of death or “Disability,” a termination by the Company without “Cause” or a termination by Mr. Rosebrough for “Good Reason” (as such terms are defined in the agreement), Mr. Rosebrough will be entitled to the following (payable in accordance with the requirements of Internal Revenue Code Section 409A): (i) an amount equal to twenty-four (24) months of salary continuation, car allowance and financial planning/tax preparation allowance, paid in twenty-four (24) monthly installments, to commence on the first day of the first month following the 60th day after termination, or if on the date of termination he is a “specified employee” (within the meaning of Code

Section 409A) and the payments are considered to be the deferral of compensation, the Company will pay all amounts of such deferred compensation that would have been due during the six-month period following his termination of employment on the first day of the seventh month following the termination date (or, if earlier, as soon as practicable after the date of his death); (ii) the annual one-time incentive payment he would have been paid, if any, under the SEICP (as herein after defined), relating to the fiscal year of termination if his employment had not been terminated, prorated to the date of termination, such payment to be based on applicable targets, threshold and other SEICP criteria and terms and actual performance relative thereto for such fiscal year, and to be made at the same time that annual incentive payments for such fiscal year are made to other senior executives of the Company; and (iii) eighteen (18) months of continuation of coverage under STERIS medical and dental plans pursuant to COBRA (with Mr. Rosebrough being required to pay the normal cost of such COBRA coverage). And regardless of the reason for termination, upon termination of Mr. Rosebrough’s employment during the term of his agreement he also is entitled to receive the following: (i) any accrued but unpaid base salary and vacation pay, (ii) any plan benefits that by their terms extend beyond termination of employment but only to the extent provided in any such benefit plan in which he has participated as an employee of STERIS; and (iii) any COBRA benefits to which he is entitled by law and not otherwise entitled to receive under his employment agreement.

Notwithstanding the foregoing, if Mr. Rosebrough is otherwise entitled to benefits under both his employment agreement and his change in control agreement (discussed previously in this Section under “Change of Control Agreements”) based on the same event, he will be entitled to severance benefits under either his employment agreement or his change in control agreement, whichever provides for greater benefits, but will not be entitled to benefits under both agreements.

For purposes of the employment agreement, “Cause” includes but is not limited to material breach of Mr. Rosebrough’s employment agreement or any other of his “Other Agreements” (consisting of his change of control agreement, restricted stock unit agreements, non-qualified stock option agreement, non-disclosure and non-competition agreement and the Company’s Code of Business Conduct), which has not been cured within the applicable time period set forth in the relevant agreement, and, if not so specified, promptly (taking into account the nature of the misconduct, and the actions that must be taken to effect the cure) after receipt of notice. A discussion of the restrictive covenants contained in stock option and restricted stock unit agreements may be found later in this Section under “Equity Incentive Compensation Plans.”

Equity Incentive Compensation Plans

STERIS shareholders approved the 2006 Plan at the 2006 Annual Meeting of Shareholders. The 2006 Plan authorizes the issuance or grant of various stock and stock related incentives, including stock options, restricted stock, restricted stock units, performance units and SARs. All grants of stock options, restricted stock, restricted stock units and SARs made subsequent to approval of the 2006 Plan have been made pursuant to the 2006 Plan. Most stock option grants made prior to the approval of the 2006 Plan were pursuant to various other previously established plans. In connection with the adoption of the 2006 Plan, we discontinued the grant of options or other equity incentives under the previously established plans. However, a number of options granted under the previously established plans remain outstanding. As of March 31, 2010, there were 4,056,982 shares available for grant from the 2006 Plan.

In general, upon termination of an award recipient’s employment, the nonvested portions of his or her stock option grants and other equity incentive awards are immediately forfeited. However, unvested option grants may become vested and nonforfeitable upon an optionee’s death and unvested restricted stock awards or restricted stock units may be modified by the Company to give the award recipient the benefit of the award or unit through the date of death. Additionally, if an award recipient retires from employment after having attained age 55 and having been employed for at least five consecutive years without having engaged in any “Detrimental Activity” (as defined), stock options, restricted stock, restricted stock units and other equity incentive awards held by the award recipient at the date of retirement will continue to vest as though the recipient remained in the service of the Company through the fifth anniversary of the date of retirement provided the recipient remains in Good Standing (as defined) and subject to other terms of the plans. If a recipient fails to remain in Good Standing, any outstanding stock options and other equity incentive compensation awards may be forfeited.

Under the 2006 Plan as well as the previously established plans, upon the occurrence of a change in control, all options and other awards then outstanding, to the extent unvested, generally vest and become immediately exercisable, without further action. While the definition of change in control varies somewhat from plan to plan, in general a change in control under each includes any of the following: the acquisition by any person or group of 25% or more of the combined voting power of the Company’s outstanding voting stock; certain changes in the composition of a majority of the Board membership; the consummation of certain reorganizations, mergers or consolidations or disposition of all or substantially all of the assets of the Company or certain other business transactions involving the Company; or approval by the shareholders of a complete liquidation or dissolution of the Company.

In connection with the grant of stock options and receipt of restricted stock and restricted stock units under the 2006 Plan and previously established plans, optionees and other award recipients agree to restrictive covenants concerning non-competition, non-interference and non-disclosure. If the recipient breaches any of these covenants, in addition to any other remedies we may have, awards then held by the recipient and stock then held that was received pursuant to awards may be forfeited or may be required to be resold to the Company at a prescribed price.

Incentive Compensation Plan

We have established and maintain an Incentive Compensation Plan (sometimes referred to as the “Bonus Plan”), for key employees. The Bonus Plan is intended to support our compensation philosophy and encourage achievement of objectives by key employees whose responsibilities affect the performance of the business. Participants are selected annually. During fiscal 2010, all named executive officers, other than Mr. Rosebrough, were participants in the Bonus Plan. Mr. Rosebrough was a participant in the SEICP during fiscal 2010.

Annually each Bonus Plan participant is assigned a “target” bonus based upon his or her position and level of responsibility within the Company. The target bonus is an amount equal to the percentage of the participant’s base salary that he or she would receive as a bonus if all of the objectives established for, or otherwise applicable to, the participant are achieved. If the objectives are exceeded, a larger bonus may be payable. If the objectives are not attained, a smaller bonus or no bonus may be payable. Generally, a participant is not entitled to a bonus in respect of a particular fiscal year unless he or she remains in the employ of the Company through the end of that fiscal year and thereafter through the date on which bonuses are paid for that fiscal year.

The Bonus Plan also provides that if a Change of Control occurs in a fiscal year, within five days after the occurrence of the first Change of Control during the fiscal year, each participant may be paid an interim lump-sum cash payment with respect to his or her participation in the Bonus Plan, with the amount of the interim payment to be equal to the dollar amount of the participant’s target bonus for the entire fiscal year multiplied by a fraction, the numerator of which is the number of months between the beginning of the fiscal year and the end of the month in which the Change of Control occurs and the denominator of which is 12. The making of the interim payment will not reduce the obligation to make a final payment under the terms of the Bonus Plan, but the amount of any interim payment will be an offset against any later payment due under the Bonus Plan in respect of the fiscal year. A participant is not required to refund any portion of the interim payment.

For purposes of the Bonus Plan, a Change of Control includes the following: the acquisition by any person or group of 50% or more (or in some cases as little as 15%) of the Company’s outstanding Common Shares; a person’s commencement or public announcement of an intention to commence a tender offer that would result in such person becoming beneficial owner of 15% or more of the Company’s outstanding Common Shares; certain changes in the composition of a majority of the Board membership within a 24 month period; the consummation of certain mergers or consolidations, or dispositions of all or substantially all of the assets of the Company; or a person’s proposal of a “Control Share Acquisition” of the Company within the meaning of the Ohio General Corporation Law.

Senior Executive Incentive Compensation Plan

We have established and maintain a Senior Executive Incentive Compensation Plan (sometimes referred to as the “SEICP”) for the CEO and any other executive officer or employee designated by the Compensation and Corporate Governance Committee. The SEICP is intended to support our compensation philosophy and encourage achievement of objectives by key employees by providing incentives for superior performance. Participants are selected by the Compensation and Corporate Governance Committee in its sole discretion. During fiscal 2010, Mr. Rosebrough was the only participant in the SEICP. The SEICP will expire at the 2010 Annual Meeting of Shareholders, unless the April 1, 2010 amendment and restatement thereof is approved by our Shareholders at that meeting.

Annually, the Compensation and Corporate Governance Committee establishes the performance objectives for each SEICP participant and the amount of incentive compensation payable (or formula for determining such amount) if the specified performance objectives for such fiscal year are achieved or exceeded. Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department or function within the Company or one or more subsidiaries in which the participant is employed or for which the participant has responsibilities. The performance objectives shall be limited to specified levels of Company (or subsidiary, division, department or function) performance, or such performance relative to peer company performance, in one or more, or a combination, of the following: earnings per share, return on invested capital, return on total capital, return on assets, return on equity, total shareholder return, stock value, net income, revenue, free cash flow, cash flow, operating profit, gross margin and/or contribution margin, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, productivity improvement, and expense or liability reduction. The Compensation and Corporate Governance Committee may further specify in respect of the specific performance objectives a minimum acceptable level of achievement below which no incentive compensation payment will be made and set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specific performance objectives or exceeds full achievement of the specified performance objectives. The Committee retains the discretion to reduce the amount of any incentive compensation that would be otherwise payable to a participant (including a reduction in such amount to zero). The Compensation and Corporate Governance Committee is required to determine, as soon as reasonably practicable after the end of each fiscal year, whether the performance objectives have been achieved and the amount of incentive compensation payable, and to document such determinations.

The maximum incentive compensation that may be paid to a participant under the SEICP in respect of any fiscal year may not exceed the lesser of two and one-half (2 1/2) times the participant’s annual base salary or $2,000,000 (or $2,500,000 if the April 1, 2010 amended and restatement of the SEICP is approved by shareholders). Any incentive compensation payable under the SEICP in respect of any fiscal year must be paid no later than two and a half months after the end of the fiscal year.

A more detailed description of the SEICP, in the form proposed to be amended and restated effective April 1, 2010, can be found under “PROPOSAL 2—APPROVAL OF THE STERIS CORPORATION SENIOR EXECUTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2010”.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL TABLES

Introduction

The tables below estimate and summarize the potential payments and benefits under compensation and benefit plans and contractual agreements to which the named executive officers are a party or a participant that may be realizable by each of the named executive officers in the event of a termination of employment and/or change in control under the circumstances described in the footnotes and column headings to the tables, as supplemented by the narrative descriptions of agreements and/or plans addressing or containing provisions relating to change in control and/or termination payments and benefits. These narrative descriptions are found under “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control” above beginning on page 38.

Excluded Amounts

The amounts shown in the tables below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay, regular severance benefits, and distributions of plan balances under our 401(k) plan. The tables also do not include amounts receivable under the Deferred Compensation Plan. See the narrative following the “Nonqualified Deferred Compensation for Fiscal 2010” table on page 37 for information about the Deferred Compensation Plan.

	Walter M Rosebrough, Jr.(1)
	Death or Disability(2) &(3) ($)	Termination by the Company without cause or termination by the employee for good reason(2) &(3) ($)	Change in Control without termination(4) ($)	Change in Control with termination for good faith determination(5) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(6) ($)
Severance Payment	1,500,000	1,500,000	-	3,905,250	5,857,875
Stock Options(4)	1,408,743	1,408,743	1,408,743	1,408,743	1,408,743
Restricted Stock/Units/4)	589,050	-	2,389,860	2,389,860	2,389,860
2010 Target Bonus(7)	1,140,000	1,140,000	-	1,140,000	1,140,000
Health, Dental, & Life Benefits(8)	-	-	-	19,235	28,853
Other Benefits(9)	36,619	36,619	-	-	-
Excise Tax Gross Up	-	-	-	1,791,721	2,819,235
Totals	4,674,412	4,085,362	3,798,603	10,654,809	13,644,566

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2010. The stock closing price as of such date was $33.66.

(2)	Pursuant to Mr. Rosebrough’s employment agreement, in the event of termination by reason of death or disability, termination by the Company without Cause, or termination by Mr. Rosebrough with Good Reason, Mr. Rosebrough is entitled to salary continuation, car allowance, and financial planning/tax preparation allowance for a period of 24 months, the annual one-time incentive payment under the STERIS Corporation Senior Executive Incentive Compensation Plan relating to the fiscal year of termination prorated to the termination date, and, at his own expense, eighteen months of continuation of coverage in the medical and dental plans pursuant to COBRA.

(3)	Mr. Rosebrough is entitled to accelerated vesting of all his stock options and a portion of his restricted stock units upon his death. The amount shown in the table above represents the full value of his nonvested stock options and the value of his accelerated restricted stock units based on the stock closing price of $33.66 on March 31, 2010. Pursuant to Mr. Rosebrough’s restricted stock unit agreements, in the event of Disability prior to normal vesting, a portion of his nonvested restricted stock units will become nonforfeitable. All restricted stock awards are generally forfeitable upon death or Disability, except that, upon death, restricted stock awards may be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give Mr. Rosebrough the benefit of those awards through that date. For purposes of the foregoing table, no modification to vesting is assumed. Upon termination by the Company without Cause or termination by Mr. Rosebrough with Good Reason, Mr. Rosebrough is not entitled to accelerated vesting of stock options, restricted stock awards or restricted stock units.

(4)	In the event of a Change in Control with or without termination, Mr. Rosebrough will be entitled to accelerated vesting of stock options, restricted stock and restricted stock units. Vested values for stock options, restricted stock and restricted stock units are shown in the “Change in Control” columns.

(5)	Pursuant to Mr. Rosebrough’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2010 bonus) and prior year bonus (fiscal 2009 bonus) has been used.

(6)	Pursuant to Mr. Rosebrough’s change in control agreement, in the event of a Change in Control with termination by STERIS, other than for Cause, death or Disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2010 bonus) and prior year bonus (fiscal 2009 bonus) has been used.

(7)	Mr. Rosebrough is entitled to a special pro-rata STERIS Corporation Senior Executive Incentive Compensation Plan payment under his Change in Control agreement. This bonus is based on Mr. Rosebrough’s fiscal year 2010 actual bonus. The 2010 fiscal year approved amount of bonus payout was based on achievement of a corporate performance level of 152.0% under the STERIS Corporation Senior Executive Incentive Compensation Plan, for the pro-rata portion of the year. The proration is 100% because the assumed termination date is the fiscal year end.

(8)	Pursuant to Mr. Rosebrough’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to continuation of health, dental and life benefits for a period of two (2) years. In the event of a Change in Control with termination by STERIS, other than for Cause, Disability or death, or by executive for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life benefits for a period of three (3) years.

(9)	In the event of termination, Mr. Rosebrough is entitled to other benefits for various periods as defined by his employment agreement. Other benefits include an automobile allowance and expense reimbursement for tax return preparation. However, Mr. Rosebrough is not entitled to other benefits in the event of a Change in Control with termination pursuant to section 5(d) of his employment agreement, which provides for entitlement to severance benefits under either his employment agreement or change in control agreement, but not both.

Michael J. Tokich(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	-	539,578	1,079,155
Stock Options(3)	208,387	208,387	208,387
Restricted Stock	323,136	323,136	323,136
2010 Target Bonus(6)	-	250,800	250,800
Health, Dental, and Life Benefits(7)	-	12,837	25,674
Excise Tax Gross Up	-	-	472,081
Totals	531,523	1,334,738	2,359,233

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2010. The stock closing price as of such date was $33.66.

(2)	Mr. Tokich and STERIS have not entered into an employment agreement. Therefore, in the event of termination without a Change in Control, no contractual termination payments are required.

(3)	In the event of a Change in Control with or without termination, Mr. Tokich will be entitled to accelerated vesting of stock options. In the event of Mr. Tokich’s death, he will be entitled to accelerated vesting of stock options. Values attributable to accelerated vesting for stock options and restricted stock are shown in the “Change in Control” columns. Upon death, restricted stock awards may be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give Mr. Tokich the benefit of those awards through that date. For purposes of the foregoing table, no modification to vesting is assumed. Upon termination by the Company or Mr. Tokich for any other reason, Mr. Tokich is not entitled to accelerated vesting of stock options or restricted stock awards.

(4)	Pursuant to Mr. Tokich’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of one (1) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2010 bonus) and prior year bonus (fiscal 2009 bonus) has been used.

(5)	Pursuant to Mr. Tokich’s change in control agreement, in the event of a Change in Control with termination by STERIS other than for Cause, death or Disability or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2010 bonus) and prior year bonus (fiscal 2009 bonus) has been used.

(6)	Mr. Tokich is entitled to a special pro-rata STERIS Corporation Incentive Compensation Plan payment under his Change in Control agreement. This bonus is based on Mr. Tokich’s fiscal year 2010 actual bonus. The 2010 fiscal year approved amount of bonus payout was based on achievement of a corporate performance level of 152.0% under the STERIS Corporation Incentive Compensation Plan, for the pro-rata portion of the year. The proration is 100% because the assumed termination date is the fiscal year end.

(7)	Pursuant to Mr. Tokich’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement) he will be entitled to continuation of health, dental, and life coverage for a period of one (1) year. In the event of a Change in Control with termination by STERIS other than for Cause, death or Disability, or termination by Mr. Tokich for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of two (2) years.

Timothy L. Chapman(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	-	1,383,899	2,075,849
Stock Options(3)	279,567	279,567	279,567
Restricted Stock	382,041	382,041	382,041
2010 Target Bonus(6)	-	387,269	387,269
Health, Dental, and Life Benefits(7)	-	28,802	43,203
Excise Tax Gross Up	-	571,809	941,685
Totals	661,608	3,033,387	4,109,614

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2010. The stock closing price as of such date was $33.66.

(2)	Mr. Chapman and STERIS have not entered into an employment agreement. Therefore, in the event of termination without a Change in Control, no contractual termination payments are required.

(3)	In the event of a Change in Control with or without termination, Mr. Chapman will be entitled to accelerated vesting of stock options. In the event of Mr. Chapman’s death, he will be entitled to accelerated vesting of stock options. Values attributable to accelerated vesting for stock options and restricted stock are shown in the “Change in Control” columns. Upon death, restricted stock awards may be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give Mr. Chapman the benefit of those awards through that date. For purposes of the foregoing table, no modification to vesting is assumed. Upon termination by the Company or Mr. Chapman for any other reason, Mr. Chapman is not entitled to accelerated vesting of stock options or restricted stock awards.

(4)	Pursuant to Mr. Chapman’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2010 bonus) and prior year bonus (fiscal 2009 bonus) has been used.

(5)	Pursuant to Mr. Chapman’s change in control agreement, in the event of a change in control with termination by STERIS other than for Cause, death or Disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2010 bonus) and prior year bonus (fiscal 2009 bonus) has been used.

(6)	Mr. Chapman is entitled to a special pro-rata STERIS Corporation Incentive Compensation Plan payment under his change in control agreement. This bonus is based on Mr. Chapman’s fiscal year 2010 actual bonus. The 2010 fiscal year approved amount of bonus payout was based on achievement of a corporate performance level of 152.0% under the STERIS Corporation Incentive Compensation Plan, for the pro-rata portion of the year. The proration is 100% because the assumed termination date is the fiscal year end.

(7)	Pursuant to Mr. Chapman’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement) he will be entitled to continuation of health, dental, and life coverage for a period of two (2) years. In the event of a Change in Control with termination by STERIS other than for Cause, death or Disability, or termination by Mr. Chapman for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of three (3) years.

Peter A. Burke(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	-	1,351,820	2,027,731
Stock Options(3)	211,397	211,397	211,397
Restricted Stock	370,260	370,260	370,260
2010 Target Bonus(6)	-	390,928	390,928
Health, Dental, and Life Benefits(7)	-	21,515	32,272
Excise Tax Gross Up	-	-	847,606
Totals	581,657	2,345,920	3,880,194

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2010. The stock closing price as of such date was $33.66.

(2)	As of March 31, 2010, the Company and Dr. Burke did not have an employment agreement or retention agreement. Therefore, in the event of termination on March 31, 2010, without a Change in Control, no contractual termination payments are required.

(3)	In the event of a Change in Control with or without termination, Dr. Burke will be entitled to accelerated vesting of stock options. In the event of Dr. Burke’s death, he will be entitled to accelerated vesting of stock options. Values attributable to accelerated vesting for stock options and restricted stock are shown in the “Change in Control” columns. Upon death, restricted stock awards may be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give Dr. Burke the benefit of those awards through that date. For purposes of the foregoing table, no modification to vesting is assumed. Upon termination by the Company or Dr. Burke for any other reason, Dr. Burke is not entitled to accelerated vesting of stock options or restricted stock awards.

(4)	Pursuant to Dr. Burke’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2010 bonus) and prior year bonus (fiscal 2009 bonus) has been used.

(5)	Pursuant to Dr. Burke’s change in control agreement, in the event of a change in control with termination by STERIS other than for Cause, death or Disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2010 bonus) and prior year bonus (fiscal 2009 bonus) has been used.

(6)	Dr. Burke is entitled to a special pro-rata STERIS Corporation Incentive Compensation Plan payment under his change in control agreement. This bonus is based on Dr. Burke’s fiscal year 2010 actual bonus. The 2010 fiscal year approved amount of bonus payout was based on achievement of a corporate performance level of 152.0% under the STERIS Corporation Incentive Compensation Plan, for the pro-rata portion of the year. The proration is 100% because the assumed termination date is the fiscal year end.

(7)	Pursuant to Dr. Burke’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement) he will be entitled to continuation of health, dental, and life coverage for a period of two (2) years. In the event of a Change in Control with termination by STERIS other than for Cause, death or Disability, or termination by Dr. Burke for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of three (3) years.

Mark D. McGinley(1)&(2)
	Change in Control without termination(3) ($)	Change in Control with termination for good faith determination(4) ($)	Change in Control with termination by STERIS or by Executive for reduction of compensation or mandatory relocation(5) ($)
Severance Payment	-	1,242,357	1,863,536
Stock Options(3)	153,652	153,652	153,652
Restricted Stock	341,649	341,649	341,649
2010 Target Bonus(6)	-	339,477	339,477
Health, Dental, and Life Benefits(7)	-	25,674	38,512
Excise Tax Gross Up	-	591,028	923,025
Totals	495,301	2,693,837	3,659,851

(1)	For purposes of this disclosure, the Change in Control date and all termination events are assumed to occur on March 31, 2010. The stock closing price as of such date was $33.66.

(2)	Mr. McGinley and STERIS have not entered into an employment agreement. Therefore, in the event of termination without a Change in Control, no contractual termination payments are required.

(3)	In the event of a Change in Control with or without termination, Mr. McGinley will be entitled to accelerated vesting of stock options. In the event of Mr. McGinley’s death, he will be entitled to accelerated vesting of stock options. Values attributable to accelerated vesting for stock options and restricted stock are shown in the “Change in Control” columns. Upon death, restricted stock awards may be modified in such manner as the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable, may specify to give Mr. McGinley the benefit of those awards through that date. For purposes of the foregoing table, no modification to vesting is assumed. Upon termination by the Company or Mr. McGinley for any other reason, Mr. McGinley is not entitled to accelerated vesting of stock options or restricted stock awards.

(4)	Pursuant to Mr. McGinley’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of two (2) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2010 bonus) and prior year bonus (fiscal 2009 bonus) has been used.

(5)	Pursuant to Mr. McGinley’s change in control agreement, in the event of a Change in Control with termination by STERIS other than for Cause, death or Disability, or by executive for reduction of compensation or mandatory relocation (as defined in his agreement), he will be entitled to a lump sum severance payment based on a multiple of three (3) times his current base salary and his “average annual incentive compensation” (as defined). For purposes of the incentive compensation portion of this calculation, an average of his most recent bonus (fiscal 2010 bonus) and prior year bonus (fiscal 2009 bonus) has been used.

(6)	Mr. McGinley is entitled to a special pro-rata STERIS Corporation Incentive Compensation Plan payment under his change in control agreement. This bonus is based on Mr. McGinley’s fiscal year 2010 actual bonus. The 2010 fiscal year approved amount of bonus payout was based on achievement of a corporate performance level of 152.0% under the STERIS Corporation Incentive Compensation Plan, for the pro-rata portion of the year. The proration is 100% because the assumed termination date is the fiscal year end.

(7)	Pursuant to Mr. McGinley’s change in control agreement, in the event of a Change in Control with termination for Good Faith determination (as defined in his agreement) he will be entitled to continuation of health, dental, and life coverage for a period of two (2) years. In the event of a Change in Control with termination by STERIS other than for Cause, death or Disability, or termination by Mr. McGinley for reduction of compensation or mandatory relocation, he will be entitled to continuation of health, dental and life coverage for a period of three (3) years.

NON-EMPLOYEE DIRECTOR COMPENSATION

DESCRIPTION OF DIRECTOR COMPENSATION FOR FISCAL 2010

It is the Board’s practice to provide a mix of cash and equity-based compensation to non-employee Directors, as discussed below.

Under the current compensation arrangement for non-employee Directors, each non-employee Director is entitled to receive $150,000 (or $240,000 for the Chairman of the Board) over the annual term (the annual term begins with the annual meeting of shareholders and ends at the next annual meeting). This compensation is payable as follows:

•

Retainer—A retainer of $37,500 ($60,000 in the case of the Chairman of the Board) is payable for the first half of the term (shortly after the annual shareholder meeting). An additional retainer of $37,500 ($60,000 in the case of the Chairman of the Board) is payable for the second half of the term (generally paid in February). Both the first and second payments will be made in STERIS stock unless an election is made by the Director to receive the payment in cash or a combination of cash and STERIS stock.

•

Options and Restricted Shares—$37,500 ($60,000 in the case of the Chairman of the Board) in value of stock options and $37,500 ($60,000 in the case of the Chairman of the Board) in value of restricted shares (with such values based on the closing price of STERIS shares on the first full trading day after the annual meeting of shareholders) is paid to each director. These awards are made at the beginning of the annual term and vest the following January.

In addition to the foregoing, under this arrangement, a $10,000 chair fee is paid to the Chairperson of the Audit and Financial Policy Committee and a $5,000 chair fee is paid to the Chairperson of each of the other Board committees, payable at the beginning of the annual term. Also a $1,000 per meeting fee will be payable to each non-employee Director for each Board meeting and assigned committee meeting attended by the Director in excess of 20 during the annual term. All Directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings. The only payments made to non-employee Directors during fiscal 2010 were made under this compensation arrangement.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2010

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Richard C. Breeden	—	112,449	29,401	—	141,850
Cynthia L. Feldmann	85,000	37,487	29,401		151,888
Robert H. Fields	—	112,449	29,401	—	141,850
Jacqueline B. Kosecoff	80,000	37,487	29,401	—	146,888
Kevin M. McMullen	80,000	37,487	29,401		146,888
Mohsen M. Sohi	—	112,449	29,401	—	141,850
John P. Wareham	120,000	59,979	47,047	—	227,026
Loyal W. Wilson	—	112,449	29,401	—	141,850
Michael B. Wood	57,500	54,965	29,401	—	141,866

(1)	The dollar amount represents the amount paid in cash for first half and second half annual retainer for the annual term beginning in July 2009 plus chair fees during the fiscal year ended March 31, 2010.

(2)	The dollar amounts reflect the grant date fair value under FASB ASC Topic 718 for restricted stock awarded during fiscal 2010 to the named director. The grant date fair value of an award is computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 15 to our financial statements for the fiscal year ended March 31, 2010.

(3)	The dollar amounts reflect the grant date fair value of stock options granted in fiscal 2010 FASB ASC Topic 718. The grant date fair value of an award is determined utilizing assumptions discussed in Note 15 to our financial statements for the fiscal year ended March 31, 2010. The grant date fair value estimate for these stock option awards in accordance FASB ASC Topic 718 equaled the compensation cost recognized by the Company during fiscal 2010. For information regarding the aggregate number of options of each non-employee director outstanding as of March 31, 2010, see “Aggregate Option Holdings by Non-Employee Directors at March 31, 2010” on page 52.

AGGREGATE OPTION HOLDINGS BY NON-EMPLOYEE DIRECTORS AT MARCH 31, 2010

Name*	Options (#)
Richard C. Breeden	6,353
Cynthia L. Feldmann	34,740
Jacqueline B. Kosecoff	49,740
Kevin M. McMullen	69,740
Mohsen M. Sohi	29,740
John P. Wareham	75,822
Loyal W. Wilson	69,740
Michael B. Wood	39,740
Total	375,615

*	Holdings do not include Mr. Fields who resigned from the Board on March 5, 2010.

OWNERSHIP OF VOTING SECURITIES

5% OWNERS

The following table shows certain information with respect to all persons known by STERIS to beneficially own more than five percent of the Company’s outstanding Common Shares, based on the number of Common Shares outstanding as of April 30, 2010, which was 59,236,349.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Breeden Capital Management LLC 100 Northfield Street, Greenwich, CT 06830	5,067,321	(1)	8.55%
BlackRock Inc. 40 East 52nd Street, New York, NY 10022	4,325,409	(2)	7.30%
Harris Associates L.P. and Harris Associates Inc. Two North LaSalle Street, Suite 500, Chicago, IL 60602-3790	3,697,950	(3)	6.24%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	3,424,906	(4)	5.78%

(1)	Based upon information contained in a Schedule 13/A filed with the Securities and Exchange Commission on April 24, 2008, which Schedule specifies Breeden Capital Management LLC has shared voting and dispositive power with respect to all of these shares. Also based on information contained in a Schedule 13F filed with the Securities and Exchange Commission on May 15, 2009, which schedule specifies Breeden Capital Management LLC as holding these shares.

(2)	Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, which Schedule specifies that BlackRock Inc. has sole voting power with respect to 4,325,409 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to all of these shares.

(3)	Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2010, which Schedule specifies that Harris Associates L.P. and Harris Associates Inc. have sole voting power with respect to 3,697,950 of these shares and sole dispositive power with respect to all of these shares.

(4)	Based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2010, which Schedule specifies that The Vanguard Group, Inc. has sole voting power with respect 74,843 of these shares, shared voting power with respect to none of these shares and sole dispositive power with respect to 3,350,063 of these shares and shared dispositive power with respect to 74,843 of these shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the beneficial ownership of our Common Shares by each director of the Company, each nominee for election as director, each of the named executive officers and all directors, nominees, and executive officers of the Company as a group, as of April 30, 2010, unless otherwise indicated below.

	Number of Shares Beneficially Owned as of April 30, 2010(1)
Name of Beneficial Owner	Shares Owned Directly and Indirectly(2)	Stock Options Exercisable Within 60 Days of April 30, 2010	Total Stock-Based Ownership
Walter M Rosebrough, Jr.	77,000	135,350	212,350
Michael J. Tokich	13,184	62,812	75,996
Timothy L. Chapman	35,700	35,074	70,774
Peter A. Burke	15,000	102,387	117,387
Mark D. McGinley	18,293	98,149	116,442
Richard C. Breeden	5,074,835	6,353	5,081,188
Cynthia L. Feldmann	5,123	34,740	39,863
Jacqueline B. Kosecoff	7,584	49,740	57,324
Kevin M. McMullen	10,796	69,740	80,536
Mohsen M. Sohi	8,895	29,740	38,635
John P. Wareham	14,649	75,822	90,471
Loyal W. Wilson	29,478	69,740	99,218
Michael B. Wood	7,868	39,740	47,608
All Directors, Nominees, and Executive Officers as a group (15 persons)(3)	5,357,980	878,061	6,236,041

(1)	As of April 30, 2010, (a) with the exception of Mr. Breeden, who beneficially owned approximately 8.58% of our outstanding Common Shares, no director, nominee, or executive officer beneficially owned 1% or more of our outstanding Common Shares and (b) the directors, nominees and executive officers of the Company as a group beneficially owned approximately 10.37% of the outstanding Common Shares (including shares subject to stock options exercisable by them within 60 days).

(2)	Included are (a) Common Shares beneficially owned outright; (b) restricted Common Shares; and (c) Common Shares held in the Company’s 401(k) plan.

(3)	The Board has established guidelines requiring that each director own at least 6,000 shares of STERIS common stock within five years from (i) July 26, 2007, for those that were directors as of that date, or (ii) within five years of the initial appointment or election to the Board for persons subsequently becoming directors. Restricted shares, but not stock options, count toward satisfaction of these guidelines.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on Company records and information, including a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, the Company believes that all filing requirements applicable to directors, executive officers, and greater than 10% shareholders under Section 16(a) of the Securities Exchange Act of 1934 for the fiscal year ended March 31, 2010 were complied with on a timely basis.

SHAREHOLDER NOMINATIONS OF DIRECTORS AND NOMINEE CRITERIA

The Compensation and Corporate Governance Committee will consider shareholder recommendations for candidates to be nominees for election to the Board of Directors if such recommendations are in writing and set forth the information listed below. Such recommendations must be submitted to STERIS Corporation, 5960 Heisley Road, Mentor, Ohio 44060-1834, Attention: Mark D. McGinley, Secretary, and must be received at our executive offices not less than 60 and not more than 90 days prior to the Annual Meeting of Shareholders. All shareholder recommendations for director nominee candidates must set forth the following information:

1.	The name and address of the shareholder recommending the proposed director nominee for consideration as that information appears on our records, the telephone number where the shareholder can be reached during normal business hours, the number of shares owned by the shareholder, and the length of time the shares have been owned by the shareholder. If the person recommending the proposed director nominee is not a shareholder of record or if the shares are owned by an entity, reasonable evidence of the person’s beneficial ownership of the shares or the person’s authority to act on behalf of the entity;

2.	Complete information as to the identity and qualifications of the proposed director nominee, including the full legal name, age, business and residence addresses and telephone numbers, and other contact information, the number of shares owned by the proposed director nominee, and the principal occupation and employment of the proposed director nominee, including his or her occupation for at least the past five years, with a reasonably detailed description of the background, education, professional affiliations, and business and other relevant experience (including directorships, employments, and civic activities) and qualifications of the proposed director nominee;

3.	The reasons why, in the opinion of the recommending shareholder, the proposed director nominee is qualified and suited to be a director of STERIS;

4.	The disclosure of any relationship of the proposed director nominee with STERIS or any of our subsidiaries or affiliates, whether direct or indirect;

5.	A description of all relationships, arrangements, and understandings between the proposing shareholder and the proposed director nominee and any other person(s) (naming such person(s)) pursuant to which the proposed director nominee is being proposed or would serve as a director, if elected; and

6.	A written acknowledgement by the proposed director nominee that he or she has consented to being considered as a nominee, has consented to an investigation into his or her background, education, experience, and other qualifications if the Corporate Governance and Compensation Committee desires to do so, has consented to be named in our proxy statement, if so determined, and has consented to serve as a director of STERIS, if elected.

There are no specific, defined, qualifications or specific qualities or skills that are necessary for director candidates to possess. In evaluating proposed director nominees, the Compensation and Corporate Governance Committee will consider such factors as it deems appropriate, consistent with the Board’s Governance Guidelines, and other factors identified from time to time by the Board of Directors. The Compensation and Corporate Governance Committee will consider the entirety of each proposed director nominee’s credentials. As a general matter, the Committee will consider factors such as personal and professional ethics, integrity, commitment, judgment, independence, possible conflicts of interest, experience, diversity of background, availability, comparison of the approach of incumbent members of the Board of Directors, and ability to represent the interests of all shareholders, not just those of a particular philosophy or constituency.

The Compensation and Corporate Governance Committee will consider all information provided that it deems is relevant to a proposed director nominee’s nomination as a director of the Company. Following such consideration, the Committee may seek additional information regarding, and may request an interview with, any proposed director nominee whom it wishes to continue considering. Based upon all information available to it and any interviews it may have conducted, the Committee will meet to determine whether to recommend the proposed director nominee to the Board of Directors. The Committee will consider proposed director nominees recommended by shareholders on the same basis as proposed director nominees from other sources, subject to the procedures described herein and in the Company’s Amended and Restated Code of Regulations, as amended.

The Compensation and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director nominees. Candidates may be recommended by current members of the Board of Directors, third-party search firms or shareholders. The Compensation and Corporate Governance Committee generally does not consider recommendations for director nominee submitted by other constituencies. In order to preserve its impartiality, the Compensation and Corporate Governance Committee will not consider any recommendations from shareholders that are not submitted in accordance with the procedures set forth above.

SHAREHOLDER PROPOSALS

In response to matters submitted by shareholders for consideration at special or annual meetings of shareholders, the Compensation and Corporate Governance Committee shall designate one or more members of management to review properly submitted proposals and to obtain all necessary information to allow management designees to present the shareholder proposal to the Compensation and Corporate Governance Committee for further consideration. Upon submission of a shareholder proposal to the Compensation and Corporate Governance Committee, the Committee will evaluate and make recommendations, as appropriate, to the Board of Directors, with respect to the proposal. This evaluation by the Compensation and Corporate Governance Committee may include, without limitation, consideration of (a) the appropriateness of the proposal, (b) applicable requirements of our Articles of Incorporation and Amended and Restated Code of Regulations, as amended from time to time, (c) legal requirements, including requirements under applicable federal and state law, (d) whether the shareholder proposal previously has been submitted to shareholders for a vote, and if so, the vote received for and against the proposal, (e) the best interests of all shareholders, (f) the impact that implementation of the proposal would have on the overall operations of the business, (g) whether the proposal would result in appropriately accomplishing the goals and objectives described in the proposal, and (h) any other considerations that the Compensation and Corporate Governance Committee may deem appropriate. The process of evaluation may include communication directly with the shareholder proponent by the Compensation and Corporate Governance Committee or the management designees, as the Compensation and Corporate Governance Committee may deem appropriate.

The deadline for shareholders to submit proposals to be considered for inclusion in the proxy statement for the 2010 Annual Meeting of Shareholders is expected to be February 11, 2011. However, if the date of the 2010 Annual Meeting is changed by more than 30 calendar days from the date on which this year’s meeting is held, a proposal must be received by the Company a reasonable time before the proxy solicitation in connection with the meeting is made.

Additionally, a shareholder may submit a proposal for consideration at the 2011 Annual Meeting of Shareholders, but not for inclusion in the proxy statement, if that proposal is submitted not less than 120 calendar days in advance of the anniversary of the previous year’s annual meeting, which deadline will be March 31, 2011. The Company’s proxy statement for the 2011 Annual Meeting of Shareholders will give discretionary authority to proxy holders to vote with respect to properly submitted proposals not included in such Proxy Statement. For a proposal to be properly requested by a shareholder to be brought before the 2011 Annual Meeting of Shareholders, the shareholder must comply with all of the requirements in STERIS’s Amended and Restated Code of Regulations and as the same may be further amended from time to time, as well as the timeliness requirements described above.

MISCELLANEOUS MATTERS

There are no miscellaneous matters.

ANNUAL REPORT

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be held on July 29, 2010

This Proxy Statement and our Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2010 are available free of charge at www.proxyvote.com.

The Annual Report to Shareholders of the Company for the fiscal year ended March 31, 2010, which includes financial statements of the Company for the fiscal year then ended, is made available to each shareholder of record with this Proxy Statement.

By Order of the Board of Directors,

MARK D. MCGINLEY

Secretary

June 7, 2010

APPENDIX A

STERIS CORPORATION

SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN,

AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2010

1. Background and Purpose. The STERIS Corporation Senior Executive Management Incentive Compensation Plan (“Senior Plan”) was previously approved by the Shareholders of STERIS Corporation (the “Company”) in July of 2005, effective April 1, 2005. The purpose of the Senior Plan is to attract and retain key executives for the Company and its Subsidiaries and to provide such persons with incentives for superior performance. Incentive Compensation payments made under the Senior Plan are intended to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code (as hereinafter defined) and Section 1.162-27 of the Regulations (as hereinafter defined), and the Senior Plan shall be construed consistently with such intention. These provisions of the Code and Regulations require that the Company obtain approval of the Senior Plan, as well as approval of certain modifications to be made herein, by the Company’s Shareholders at the Company’s July 2010 Annual Meeting of Shareholders. Accordingly, the Company has determined to amend and restate the provisions of the Plan, including changing its name to the “STERIS Corporation Senior Executive Incentive Compensation Plan”, effective April 1, 2010 for fiscal years beginning on and after that date, subject to the provisions of Section 13. All succeeding references to the term “Plan” mean the Senior Plan, as amended and restated herein.

2. Definitions. As used in this Plan, the following terms have the meanings specified:

“Board” means the Board of Directors of the Company.

“Change of Control” means the occurrence of any of the following at any time on or after April 1, 2010;

(a)	Any person (other than Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of Company, or any person organized, appointed, or established by Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 15% or more (but less than 50%) of the Common Shares of Company then outstanding;

(b)	Any person (other than Company, any of its Subsidiaries, any employee benefit plan or employee stock ownership plan of Company, or any person organized, appointed, or established by Company for or pursuant to the terms of any such plan), alone or together with any of its affiliates, becomes the beneficial owner of 50% or more of the Common Shares of Company then outstanding;

(c)	Any person commences or publicly announces an intention to commence a tender offer or exchange offer the consummation of which would result in the person becoming the beneficial owner of 15% or more of the Common Shares of Company then outstanding;

(d)	At any time during any period of 24 consecutive months, individuals who were directors at the beginning of the 24-month period no longer constitute a majority of the members of the Board of Directors of Company, unless the election, or the nomination for election by Company’s shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who (i) are in office at the time of the election or nomination and (ii) were directors at the beginning of the period;

(e)	A record date is established for determining shareholders entitled to vote upon (i) a merger or consolidation of Company with another corporation in which those persons who are shareholders of Company immediately before the merger or consolidation are to receive or retain less than 50% of the stock of the surviving or continuing corporation, (ii) a sale or other disposition of all or substantially all of the assts of Company, or (iii) the dissolution of Company;

(f)	(i) Company is merged or consolidated with another corporation and those persons who were shareholders of Company immediately before the merger or consolidation receive or retain less than 50% of the stock of the surviving or continuing corporation, (ii) there occurs a sale or other disposition of all or substantially all of the assets of Company, or (iii) Company is dissolved; or

(g)	Any person who proposes to make a “control share acquisition” of Company, within the meaning of Section 1701.01(Z) of the Ohio General Corporation Law, submits or is required to submit an acquiring person statement to Company.

Notwithstanding anything herein to the contrary, if an event described in clause (b), clause (d), or clause (f) above occurs, the occurrence of that event will constitute an irrevocable Change of Control. Furthermore, notwithstanding anything herein to the contrary, if an event described in clause (c) occurs, and the Board of Directors either approves such offer or takes no action with respect to such offer, then the occurrence of that event will constitute an irrevocable Change of Control. On the other hand, notwithstanding anything herein to the contrary, if an event described in clause (a), clause (e), or clause (g) above occurs, or if an event described in clause (c) occurs and the Board of Directors does not either approve such offer or take no action with respect to such offer as described in the preceding sentence, and a majority of those members of the Board of Directors who were Directors prior to such event determine, within the 90-day period beginning on the date such event occurs, that the event should not be treated as a Change of Control, then, from and after the date that determination is made, that event will be treated as not having occurred. If no such determination is made, a Change of Control resulting from any of the events described in the immediately preceding sentence will constitute an irrevocable Change of Control on the 91st day after the occurrence of the event.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation and Corporate Governance Committee of the Board or any other committee appointed by the Board to administer the Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an “outside director” for purposes of Section 162(m) of the Code and Section 1.162-27(e) (3) of the Regulations.

“Eligible Executive” means the Company’s Chief Executive Officer and any other executive officer or other employee of the Company or a Subsidiary designated by the Committee.

“Incentive Compensation” means, for each Eligible Executive, a compensation opportunity amount determined by the Committee pursuant to Section 5 below.

“Performance Objectives” means the performance objective or objectives established pursuant to this Plan for Eligible Executives. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Executive or of the Subsidiary, division, department or function within the Company or one or more Subsidiaries in which the Eligible Executive is employed or for which the Eligible Executive has responsibilities. The Performance Objectives shall be limited to specified levels of Company (or Subsidiary, division, department or function) performance, or such performance relative to peer company performance, in one or more, or a combination, of the following: earnings per share, return on invested capital, return on total capital, return on assets, return on equity, total shareholder return, stock value, net income, revenue, free cash flow, cash flow, operating profit, gross margin and/or contribution margin, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, productivity improvement, and expense or liability reduction.

“Regulations” mean the Treasury Regulations promulgated under the Code, as amended from time to time.

“Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect majority ownership or other equity interest.

3. Administration of the Plan. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish Performance Objectives and the amount of Incentive Compensation payable to each Eligible Executive upon the achievement of the specified Performance Objectives, as well as any other terms or conditions that may be required in order for an Eligible Executive to receive a payment of Incentive Compensation.

4. Eligibility. Eligibility under this Plan is limited to Eligible Executives designated by the Committee in its sole and absolute discretion.

5. Awards.

(a)	Not later than the 90th day of each fiscal year of the Company, the Committee shall establish the Performance Objectives for each Eligible Executive and the amount of Incentive Compensation payable (or formula for determining such amount) upon full achievement of the specified Performance Objectives for such fiscal year. The Committee may further specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no Incentive Compensation payment will be made and set forth a formula for determining the amount of any payment to be made if performance (i) is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Objectives or (ii) exceeds full achievement of the specified Performance Objectives. The Committee may not modify any terms of awards established pursuant to this Section, except in connection with the death or disability of an Eligible Executive or a Change of Control or to the extent that after such modification the Incentive Compensation would continue to constitute qualified “performance-based compensation” for purposes of Section 162(m) of the Code.

(b)	The Committee retains the discretion to reduce the amount of any Incentive Compensation that would be otherwise payable to an Eligible Executive (including a reduction in such amount to zero).

(c)	Notwithstanding any other provision of the Plan to the contrary, the Incentive Compensation paid to an Eligible Executive under the Plan for a fiscal year shall not exceed two and one-half (2 1/2) times the applicable Eligible Executive’s annual base salary, and in no event shall such Incentive Compensation exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00).

6. Committee Certification. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the Performance Objectives have been achieved and the amount of the Incentive Compensation to be paid to each Eligible Executive for such fiscal year and shall document such determinations.

7. Payment of Incentive Compensation. Incentive Compensation payable in respect of any fiscal year shall be paid no later than two and a half months after the end of such fiscal year.

8. No Right to Compensation or Continued Employment. Neither participation in the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, Incentive Compensation or any other benefit under the Plan, or (b) any legal right to continue to serve as an officer or employee of the Company or any Subsidiary, or (c) any relief from or modification to any other agreement with or other obligation to the Company or any Subsidiary .

9. Withholding. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Compensation.

10. Incentive Compensation Forfeiture. If the Company’s financial statements for any fiscal year beginning on or after April 1, 2010 are restated (in any respect) due to material noncompliance with any financial reporting requirement as a result of intentional misconduct of an Eligible Executive (“Forfeiting Participant”), the Committee shall have the discretion to cause the Company to require the Forfeiting Participant to return or forfeit, as applicable, all or a portion (but not more than one-hundred percent (100%)) of the Incentive Compensation award or payment for such fiscal year, in addition to all other rights and remedies the Company may have in respect of the Forfeiting Participant. The amount to be recovered from or forfeited by the Forfeiting Participant shall be up to the amount by which the Incentive Compensation award or payment exceeded the amount that would have been payable to the Forfeiting Participant had the Company’s financial statements for the applicable fiscal year been initially filed as restated (including, but not limited to, the entire award or payment), as determined by the Committee. The Committee shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Forfeiting Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Forfeiting Participant under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s compensation practices, and/or (iv) by any combination of the foregoing.

11. Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

12. Amendment and Termination. The Committee may amend the Plan from time to time, provided that any such amendment is subject to approval by the shareholders of the Company to the extent required to satisfy the requirements of Section 162(m) of the Code and the Regulations thereunder and provided further that any such amendment shall not cause the amount of Incentive Compensation payable in respect of any fiscal year to be increased as compared to the amount that would have been paid in accordance with the terms previously established for such fiscal year. The Committee may also terminate the Plan, on a prospective basis only, at any time.

13. Effective Date. Subject to and contingent upon its approval by the Company’s Shareholders, this Plan shall become effective for Company fiscal years beginning on and after April 1, 2010, and shall remain effective until the first meeting of the Company’s Shareholders held in calendar year 2015, subject to any further shareholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code, and the Regulations thereunder, and subject to the right of the Board to terminate the Plan, on a prospective basis only, at any time.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET- www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BOXES BELOW IN BLUE OR BLACK INK, SIGN
AND RETURN:	M15459-P81520 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

STERIS CORPORATION The Board of Directors recommends a vote FOR all the below nominees.
	Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.		Election of Directors
	Nominees:		☐	☐	☐
	01) Richard C. Breeden	06) Mohsen M. Sohi
	02) Cynthia L. Feldmann	07) John P. Wareham
	03) Jacqueline B. Kosecoff	08) Loyal W. Wilson and
	04) Kevin M. McMullen	09) Michael B. Wood
05) Walter M Rosebrough, Jr.

The Board of Directors recommends a vote FOR Proposals 2, 3, and 4.

								For	Against	Abstain
2.		Approving the STERIS Corporation Senior Executive Incentive Compensation Plan, As Amended And Restated Effective April 1, 2010.						☐	☐	☐

3.		Approving a non-binding advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures.						☐	☐	☐
4.		Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.						☐	☐	☐
In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournment thereof.
For address changes and/or comments, please check this box ☐ and write them on the back where indicated.
NOTE: Please sign exactly as name above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at

www.proxyvote.com.

Sign and date proxy card on the reverse side.

i  Please fold and detach card at perforation before mailing.  i

M15460-P81520

PROXY		STERIS CORPORATION	PROXY

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 29, 2010

This Proxy is solicited by the Board of Directors

At the Annual Meeting of Shareholders of the Company to be held on July 29, 2010, and at any adjournment thereof, Walter M Rosebrough, Jr., John P. Wareham, Michael J. Tokich, Mark D. McGinley and Dennis P. Patton, and each of them, with full power of substitution in each (the “Proxies”), are hereby authorized to represent me and to vote my shares on the following Proposals:

1.      Electing directors to serve for a one-year term of office expiring at the Company’s 2011 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

2.      Approving the STERIS Corporation Senior Executive Incentive Compensation Plan, As Amended And Restated Effective April 1, 2010.

3.      Approving a non-binding advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures.

4.      Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

The Board of Directors recommends votes FOR the election of the nominees listed above, FOR approval of the STERIS Corporation Senior Executive Incentive Compensation Plan, As Amended And Restated Effective April 1, 2010, FOR approval of a non-binding advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

Unless otherwise specified, this Proxy will be voted FOR the election of the nominees listed above, FOR approval of the STERIS Corporation Senior Executive Incentive Compensation Plan, As Amended And Restated Effective April 1, 2010, FOR approval of a non-binding advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011 and in the Proxies discretion on all other matters as may properly come before the meeting or any adjournment thereof.

Change of Address:

(If you have written in the above space, please mark the corresponding box on the reverse side.) SEE REVERSE SIDE.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, direction form and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY INTERNET www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. on July 23, 2010 for tabulation. Have your direction form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. on July 23, 2010 for tabulation. Have your direction form in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your direction form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BOXES BELOW IN BLUE OR BLACK INK, SIGN AND
RETURN:	M15495-Z49267 KEEP THIS PORTION FOR YOUR RECORDS
THIS DIRECTION FORM IS VALID ONLY WHEN SIGNED AND DATED	DETACH AND RETURN THIS PORTION ONLY

STERIS CORPORATION The Board of Directors recommends a vote FOR all the below nominees.
	Vote On Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write The number(s) of the nominee(s) on the line below.
1.		Election of Directors
	Nominees:		☐	☐	☐
	01) Richard C. Breeden	06) Mohsen M. Sohi
	02) Cynthia L. Feldmann	07) John P. Wareham
	03) Jacqueline B. Kosecoff	08) Loyal W. Wilson and
	04) Kevin M. McMullen	09) Michael B. Wood
05) Walter M Rosebrough, Jr.

The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.
								For	Against	Abstain
2.		Approving the STERIS Corporation Senior Executive Incentive Compensation Plan, As Amended And Restated Effective April 1, 2010.						☐	☐	☐
3.		Approving a non-binding advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures.						☐	☐	☐
4.		Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year Ending March 31, 2011.						☐	☐	☐
In its discretion, the Trustee is authorized to vote upon such other matters as may properly come before the meeting or at any adjournment thereof.
For address changes and/or comments, please check this box ☐ and write them on the back where indicated.
NOTE: Please sign exactly as name above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure the shares are represented at the meeting by promptly returning your direction form in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Sign and date direction form on the reverse side.

i  Please fold and detach direction form at perforation before mailing.  i

M15496-Z49267

DIRECTION FORM	STERIS CORPORATION	DIRECTION FORM

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 29, 2010

Instructions for Voting Shares Held by Vanguard Fiduciary Trust Company, Trustee under the STERIS

Corporation 401(k) Plan and Trust (the “Plan”)

Pursuant to the Plan, and in my capacity as a Named Fiduciary for this purpose, I hereby direct Vanguard Fiduciary Trust Company, as Trustee, to vote in person or by proxy (i) all Common Shares of the Company credited to my employer stock fund account under the Plan and (ii) all Common Shares of the Company credited to accounts under the Plan for which the Trustee does not receive direction, at the Annual Meeting of Shareholders of the Company to be held on July 29, 2010, and at any adjournment thereof, as specified on the reverse side of this direction form on all matters properly coming before said meeting, including:

1.        Electing directors to serve for a one-year term of office expiring at the Company’s 2011 Annual Meeting of Shareholders. The nominees for the Board of Directors are: Richard C. Breeden, Cynthia L. Feldmann, Jacqueline B. Kosecoff, Kevin M. McMullen, Walter M Rosebrough, Jr., Mohsen M. Sohi, John P. Wareham, Loyal W. Wilson, and Michael B. Wood.

2.        Approving the STERIS Corporation Senior Executive Incentive Compensation Plan, As Amended And Restated Effective April 1, 2010.

3.        Approving a non-binding advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures.

4.        Ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

The Board of Directors recommends votes FOR the election of the nominees listed above, FOR approval of the STERIS Corporation Senior Executive Management Incentive Compensation Plan, FOR approval of an advisory proposal on the Company’s executive pay-for-performance compensation policies and procedures and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2011.

ALL COMMON SHARES OF THE COMPANY HELD UNDER THE PLAN FOR WHICH THE TRUSTEE DOES NOT RECEIVE A DIRECTION (INCLUDING THOSE CREDITED TO YOUR EMPLOYER STOCK FUND ACCOUNT IF YOU DO NOT TIMELY PROVIDE THE TRUSTEE WITH A DIRECTION) WILL BE VOTED BY THE TRUSTEE IN THE SAME PROPORTION AS IT VOTES THOSE SHARES WITH RESPECT TO WHICH IT DOES RECEIVE VOTING INSTRUCTIONS REGARDING THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ABOVE, APPROVAL OF THE STERIS CORPORATION SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN, AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 2010, APPROVAL OF A NON-BINDING ADVISORY PROPOSAL ON THE COMPANY’S EXECUTIVE PAY-FOR-PERFORMANCE COMPENSATION POLICIES AND PROCEDURES, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2011 AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. SEE REVERSE SIDE.

DIRECTION FORMS MUST ARRIVE AT THE OFFICES OF BROADRIDGE FINANCIAL SOLUTIONS, THE TABULATING AGENT, NO LATER THAN 5:00 P.M., EASTERN TIME, ON JULY 23, 2010, FOR TABULATION.

Change of Address:

(If you have written in the above space, please mark the corresponding box on the reverse side.) SEE REVERSE SIDE.